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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                GETTY IMAGES INC.

                        UNITED BUSINESS INFORMATION B.V.

                              LUDGATE HOLDINGS GMBH

                                       AND

                             UNITED NEWS & MEDIA PLC

                   -------------------------------------------


                          DATED AS OF FEBRUARY 27, 2000



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     THIS AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE
                       CONFIDENTIALITY AGREEMENT BETWEEN
                  UNITED NEWS & MEDIA PLC AND GETTY IMAGES INC.
                             DATED DECEMBER 9, 1999.


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                                TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS AND TERMS.............................................................2
         1.1      Specific Definitions....................................................2
         1.2      Other Terms.............................................................7
         1.3      Other Definitional Provisions...........................................7

ARTICLE II
PURCHASE AND SALE OF VERMONT SHARES AND BAVARIA SHARES....................................8
         2.1      Basic Transaction.......................................................8
         2.2      Purchase Price..........................................................8
         2.3      Cash Adjustment.........................................................8
         2.4      Closing; Deliveries; Payment............................................9

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION................................10
         3.1      Representations and Warranties of Unicorn, Holdings and Seller.........10
         3.2      Representations and Warranties of the Buyer............................12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDINGS CONCERNING THE GROUP ENTITIES......13

ARTICLE V
PRE-CLOSING COVENANTS....................................................................14
         5.1      General................................................................14
         5.2      Press Releases and Public Announcements................................14
         5.3      Disclosure.............................................................14
         5.4      Operation of Business..................................................14
         5.5      Notices; HSR...........................................................17
         5.6      Assistance.............................................................18
         5.7      Issuance of Securities.................................................18
         5.8      Other Changes..........................................................18
         5.9      Pensions...............................................................18
         5.10     Bonuses................................................................18

ARTICLE VI
POST-CLOSING COVENANTS...................................................................19
         6.1      Further Actions Regarding Transfer.....................................19
         6.2      Confidentiality........................................................19
         6.3      Covenants..............................................................19
         6.4      Access to Information..................................................20
         6.5      Removal of Trademarks, Etc.............................................21
         6.6      Certain Taxes..........................................................21
         6.7      Tax Returns; Utilization of Tax Losses.................................21


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
         6.8      Leases.................................................................24
         6.9      Indemnifying Party.....................................................24
         6.10     Andrew Nugee...........................................................25
         6.11     Bavaria and Vermont Agreements.........................................25
         6.12     New York Lease.........................................................25
         6.13     Share Options..........................................................25

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE........................................................27
         7.1      Conditions to Obligation of Buyer......................................27
         7.2      Conditions to Obligation of Unicorn, Holdings and Seller...............29

ARTICLE VIII
REMEDIES FOR BREACHES OF THIS AGREEMENT..................................................31
         8.1      Survival of Representations and Warranties.............................31
         8.2      Indemnification Provisions for Benefit of Buyer........................31
         8.3      Indemnification Provisions for Benefit of Seller and Holdings..........33
         8.4      Matters Involving Third Parties........................................33
         8.5      Sole Remedy............................................................34
         8.6      Unlimited Claims.......................................................35
         8.7      Litigation Claim.......................................................35

ARTICLE IX
TERMINATION..............................................................................35
         9.1      Termination of Agreement...............................................35
         9.2      Effect of Termination..................................................36
         9.3      Liquidated Damages.....................................................36

ARTICLE X
MISCELLANEOUS............................................................................36
         10.1     Entire Agreement.......................................................36
         10.2     No Third-Party Beneficiaries...........................................36
         10.3     Succession and Assignment..............................................37
         10.4     Counterparts...........................................................37
         10.5     Headings...............................................................37
         10.6     Notices................................................................37
         10.7     Governing Law..........................................................38
         10.8     Return of Information..................................................38
         10.9     Amendments and Waivers.................................................38
         10.10    Severability...........................................................38
         10.11    Expenses...............................................................39
         10.12    Construction...........................................................39
         10.13    Incorporation of Exhibits, Annexes, and Schedules......................39
         10.14    Specific Performance...................................................39
         10.15    Submission to Jurisdiction.............................................39
         10.16    Fulfillment of Obligations.............................................40
         10.17    Schedules..............................................................40


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
         10.18    Definition of "ordinary course"........................................40
         10.19    Attorney's Fees........................................................40

PENSION SCHEDULE.........................................................................66


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

                               DISCLOSURE SCHEDULE


Schedule              Section Heading
--------              ---------------
I                     Intercompany Debt
S                     Subsidiaries
Section 2.3           Working Capital Statement Preparation Principles
Section 3.1           Representations and Warranties of Holdings and Seller
Section 3.2           Representations and Warranties of Buyer
Section 5.4(g)        Operation of Business
Section 6.3           Covenant Not to Compete - Exceptions
Section 4.1           Interest in Related Entities
Section 4.3           Group Entities Capitalization
Section 4.4           Investments
Section 4.5           No Violations
Section 4.6           Title to Assets; Encumbrances
Section 4.7           Possession
Section 4.8           Personal Property
Section 4.10(a)       Intellectual Property
Section 4.10(b)       Infringement by Seller
Section 4.10(d)       Validity
Section 4.10(e)       Claims
Section 4.10(f)       Infringement against Seller
Section 4.10(m)       Registered Marks
Section 4.10(n)       Owned Images
Section 4.10(q)       Licensed Images
Section 4.10(s)       Storage/Handling Contracts
Section 4.10(v)       Photographer Contracts
Section 4.11          Environmental Protection
Section 4.13          Certain Changes and Events
Section 4.14          Absence of Changes
Section 4.15          Tax Matters
Section 4.16          Compliance with Laws
Section 4.17          Litigation regarding Vermont Entities
Section 4.18          Permits
Section 4.19          Employees; Labor Relations
Section 4.20(a)       Employee Benefit Plans
Section 4.20(c)       Qualification; Compliance
Section 4.22          Agreements
Section 4.23          Certain Matters Concerning Pix
Section 4.24          Insurance


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                            STOCK PURCHASE AGREEMENT

        Agreement entered into as of February 27, 2000, by and among United Business Information B.V., a corporation organized pursuant to the laws of The Netherlands ("Seller"), Ludgate Holdings GmbH, a corporation organized under the laws of Germany ("Holdings"), United News & Media plc, an English limited company ("Unicorn"), and Getty Images Inc., a Delaware corporation ("Buyer"). Buyer, Seller, Holdings and Unicorn are referred to collectively herein as the "Parties" and each individually as a "Party".

                             SUMMARY OF TRANSACTION

        WHEREAS, Seller's wholly owned subsidiary, Visual Communications Group
(VCG) B.V., a corporation organised under the laws of The Netherlands ("VCG"), is the legal and beneficial owner of all of the issued stock or share capital of Visual Communications Group Holdings Ltd., a company incorporated in England and Wales ("VCG Holdings"), Definitive Stock, Inc., a Delaware corporation ("Definitive Stock"), and VCG Holdings LLC ("VCGLLC") a Delaware limited liability company.

        WHEREAS, Holdings is the legal and beneficial owner of all of shares of the common stock divided into one share (Geschaeftsanteil) having a par value of DM250,000 (the "Bavaria Shares"), of VCG Deutschland GmbH, a corporation organized under the laws of Germany ("Bavaria"), which comprise all of the issued stock or share capital of Bavaria;

        WHEREAS, Bavaria holds the aggregate nominal stated capital in the amount of DM50,000 of Bavaria Bildagentur Verwaltungsgesellschaft mbH, a limited liability company established and existing under the laws of Germany, registered in the Commercial Register at the Lower Court of Munich under HRB 113725 and having its registered office in Gauting, Germany (hereinafter "General Partner"), and Bavaria also holds a limited partnership interest of DM100,000 being the sole Limited Partner in the limited partnership with the firm named Bavaria Bildagentur GmbH & Co. KG, a limited partnership formed under the laws of Germany, registered in the Commercial Register at the Lower Court of Munich under HRA 71332 with registered offices in Gauting, Germany (hereinafter "Bavaria KG"). The limited partnership interest which is identical in amount with the liability capital ("Hafteinlage") is fully paid in. The General Partner does not participate in the capital of Bavaria KG.

        WHEREAS, the General Partner holds the aggregate nominal stated capital in the amount of EURO 25,000 of its wholly-owned subsidiary iSwoop GmbH, a limited liability company established and existing under the laws of Germany, registered in the Commercial Register at the Lower Court of Munich under HRB128120 and having its registered office in Gauting, Germany (hereinafter "iSwoop GmbH").

        WHEREAS, Buyer desires to purchase, and Seller desires to sell and cause VCG to sell or cause to be sold all of the Vermont Shares, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement; and

        WHEREAS, Buyer desires to purchase, and Holdings desires to sell, all of the Bavaria Shares, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement; and

        NOW, THEREFORE, to effect such transactions and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                          CERTAIN DEFINITIONS AND TERMS

        1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "Adverse Consequences" shall mean actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Affiliate" shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is made. As used in this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. (When used in relation to the Buyer, the term "Affiliate" shall include the Group Entities after the Closing and when used in relation to a Group Entity the term "Affiliate" shall include the Buyer after the Closing.)

        "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

        "Approved Images" shall have the meaning set forth in Section 4.10.

        "Authorizations" shall have the meaning set forth in Section 4.18.

        "Assets" means the assets of the Group Entities, including all real and personal property owned or leased by the Group Entities.

        "Bavaria" shall have the meaning set forth in the recitals.

        "Bavaria Entities" shall mean Bavaria and each of its Subsidiaries.


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        "Bavaria Shares" shall have the meaning set forth in the recitals.

        "Benefit Plans" shall have the meaning set forth in Section 4.20.

        "Books and Records" shall mean all books, ledgers, files, reports, plans and operating records of, or maintained by or for, the Group Entities.

        "Business" shall mean the business of the Vermont Entities and the Bavaria Entities, taken together as a group, comprised of the licensing of still photography images to persons in the advertising, design, publishing and corporate markets.

        "Business Day(s)" shall mean any day or days other than a Saturday, a Sunday or a United States federal holiday or a state holiday in the State of New York.

        "Buyer" shall have the meaning set forth in the recitals.

        "Cash Adjustment Amount" shall have the meaning set forth in Section
2.3.

        "Cash Statement" shall have the meaning set forth in Section 2.3.

        "Chosen Courts" shall have the meaning set forth in Section 10.15.

        "Closing" shall mean the closing of the transactions contemplated by this Agreement.

        "Closing Date" shall have the meaning set forth in Section 2.4(a).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean the Agreement dated December 9, 1999 between Seller and Buyer.

        "Contracts" shall mean any agreements, contracts, leases, purchase orders, arrangements, commitments and licenses, whether oral or written.

        "Damages" shall mean any and all costs, damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, Taxes and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries, and experts, and other reasonable expenses of litigation or mediation of any claim, default, or assessment), and diminution in value, including incidental and consequential damages, whether or not involving a third party claim.

        "Definitive Stock" shall have the meaning set forth in the recitals.

        "Definitive Stock Shares" shall mean all of the issued stock and share capital of Definitive Stock.


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        "Disclosure Schedule" shall have the meaning set forth in Article IV.

        "Dispute Accountants" shall have the meaning set forth in Section 2.3.

        "Employees" shall mean all current and former employees of the Group Entities.

        "Encumbrances" shall mean any and all mortgages, pledges, assessments, security interests, leases, subleases, liens, adverse claims, tribal claims, levies, charges, options, warrants, assignments, rights to possession, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract, or other contract to give or refrain from giving any of the foregoing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" shall have the meaning set forth in Section 2.3.

        "Governmental Authority" shall mean any court (including a court of equity), any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality, any securities commission, stock exchange or other regulatory or self regulatory body, any arbitrator or arbitration tribunal and any other tribunal, whether domestic or foreign.

        "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required (i) with respect to Buyer, Seller, Holdings or a Group Entity to perform their respective obligations hereunder and (ii) with respect to the Group Entities, to carry on its business as currently conducted or presently proposed to be conducted under applicable laws, ordinances or regulations of any Governmental Authority.

        "Group Entities" shall mean the Vermont Entities together with the Bavaria Entities, and each such entity shall be referred to individually as a "Group Entity".

        "Holdings" shall have the meaning set forth in the recitals.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Image" shall have the meaning set forth in Section 4.10.

        "Indemnified Parties" shall have the meaning set forth in Section
8.4(a).

        "Indemnifying Party" shall have the meaning set forth in Section 8.4(a).

        "Intellectual Property" shall have the meaning set forth in Section
4.10.


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        "Intercompany Debt" shall mean that debt owing by any of the Group
Entities or any of the Bavaria Entities to Seller, Holdings or any of Seller's Affiliates or Holdings' Affiliates (other than the Group Entities), as at the Closing Date and to the extent set forth on a Schedule I, to be delivered by the Seller to the Buyer not less than two (2) Business Days prior to the Closing Date.

        "Knowledge of the Seller" shall mean knowledge of at least one of the directors and executive officers of Seller or at least one of the following directors and executive officers of Vermont: Andrew Nugee, Michael Wolfson, Leo Shapiro, Charles Gregson, Neil Mepham (with respect only to Section 4.15) and David Moody and Rebecca Taylor (with respect only to Section 4.10) and Craig Baxendale (with respect only to Section 4.10). "Knowledge of Seller" shall include the knowledge that any of such persons would have had if he or she had made due inquiry.

        "Laws" shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, order, judgment or decree.

        "Leases" shall have the meaning set forth in Section 4.9.

        "Licensed Images" shall have the meaning set forth in Section 4.10.

        "Licensed Intellectual Property" shall have the meaning set forth in
Section 4.10.

        "Listed Intellectual Property" shall have the meaning set forth in
Section 4.10.

        "Material Adverse Effect" shall mean a material adverse effect on the validity or enforceability of this Agreement, on the ability of a particular Party to perform its obligations under this Agreement, or on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Party.

        "Material Agreement" shall have the meaning set forth in Section 4.22.

        "Merger" shall have the meaning set forth in Section 4.23.

        "Notarial Deed" shall have the meaning set forth in Section 2.4(b).

        "Owned Images" shall have the meaning set forth in Section 4.10.

        "Owned Intellectual Property" shall have the meaning set forth in
Section 4.10.

        "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization.

        "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investment or
(iii) actions having the purpose or effect of monopolization or restraint of trade or lessening competition.

        "Returns" shall mean all information, notices, accounts, computations, returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller" shall have the meaning set forth in the recitals.

        "Software" shall have the meaning set forth in Section 4.10.

        "Subsidiaries" shall mean any corporation, company, partnership or other entity the majority of the voting equity or other ownership interests of which is owned, directly or indirectly, by the entity in connection with which the term is employed, and shall include, in the case of a partnership, any partnership whose general partner is the entity in connection with which the term is employed (when referring to VCG Holdings, Definitive Stock, VCGLLC or Bavaria, "Subsidiaries" shall include without limitation each of the entities set forth on Schedule S attached hereto).

        "Taxes" shall mean all federal, state, local or foreign taxes, charges, duties, fees, imposts, levies or other assessments, in all cases in the nature of taxation, including, but not limited to income, gross receipts, windfall profits, capital, net worth, profits, corporate value added, capital duty, severance, real property, personal property, inheritance, gift, production, sales, use, license, excise, franchise, employment, withholding, transfer, ad valorem, inventory, capital stock, social security, national insurance, payroll, unemployment, severance, stamp, occupation or similar taxes, customs duties, fees, assessments and charges of any kind whatsoever, in each case: (i) whether computed on a separate, consolidated, combined, unitary or any other basis (including pursuant to a statutorily imposed transferee liability); and (ii) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Taxing Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

        "UK Benefit Plans" shall mean (a) United Money Purchase Pension Scheme;
(b) Group Personal Pension Scheme for VCG employees; (c) United Magazines Final Salary Pension Scheme; (d) the personal pension arrangement for Mr Angeloglou with Scottish Widows; and (e) United Pension Plan.

        "Unapproved Images" shall have the meaning set forth in Section 4.10.

        "Unicorn" shall have the meaning set forth in the recitals.

        "VCG" shall have the meaning set forth in the recitals.

        "VCG Holdings" shall have the meaning set forth in the recital.

        "VCG Holdings Shares" shall mean all of the issued stock and share capital of VCG Holdings.

        "VCGLLC" shall have the meaning set forth in the recitals.

        "VCGLLC Shares" shall mean all of the issued and outstanding equity or other ownership interests in VCGLLC.

        "Vermont Entities" shall mean VCG Holdings, Definitive Stock, VCGLLC and each of their Subsidiaries.

        "Vermont Shares" shall mean all of the VCG Holdings Shares, all of the Definitive Stock Shares and all of the VCGLLC Shares.

        1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have the meaning specifically ascribed to such terms wherever such terms appear elsewhere in this Agreement.

        1.3 OTHER DEFINITIONAL PROVISIONS.

               (a) References in this Agreement to "Sections," "Articles," "Exhibits," "Annexes" and "Schedules" are to sections, articles, exhibits, annexes and schedules herein and hereto unless otherwise indicated. Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including, without limitation, this Agreement) (i) shall include all exhibits, annexes, schedules and other attachments thereto,
(ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

               (b) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular or plural.

               (c) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

               (d) References to any statute or statutory provision shall be construed as a reference to such statute or statutory provision as in force at the date of this Agreement and as respectively subsequently amended, re-enacted or consolidated.

                                   ARTICLE II

             PURCHASE AND SALE OF VERMONT SHARES AND BAVARIA SHARES

        2.1 BASIC TRANSACTION. On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of the Parties herein, at the Closing, Buyer agrees to purchase from Seller, VCG and Holdings, and Seller and Holdings each agrees to sell, transfer and convey to Buyer or cause the sale, transfer and conveyance to Buyer, all of the Vermont Shares and Bavaria Shares for the consideration specified in Section 2.2 hereof.

        2.2 PURCHASE PRICE. At the Closing, as the Purchase Price to be paid by Buyer for the Vermont Shares and the Bavaria Shares, Buyer shall pay to Seller and Holdings the aggregate sum of $220,000,000 less the amount of Intercompany Debt, subject to post-Closing adjustment to increase or decrease the Purchase Price by the Cash Adjustment Amount pursuant to Section 2.3.

        2.3 CASH ADJUSTMENT. As soon as practicable, but in any event not later than five (5) business days following the Closing Date, Buyer shall cause to be delivered to Seller an unaudited statement of the cash, cash equivalents and bank overdrafts of the Group Entities taken as a whole (the "Cash Statement"), as of the close of business on the Closing Date, prepared in accordance with United Kingdom generally accepted accounting standards applied on a basis consistent with the prior practices of the Group Entities (hereinafter, "GAAP"), provided, however, that cash, cash equivalents and bank overdrafts will be determined for purposes of the Cash Statement through full application of the procedures used in preparing the most recent balance sheet included within the Audited Vermont Financial Statements and the Bavaria Financial Statements. For the avoidance of doubt, in calculating the amount of cash, such amount shall be reduced by the amount of any checks drawn prior to Closing which have not been present prior to closing, and increased by the amount of any receipts paid-in but not yet cleared as of the Closing.

        Seller and its accountants Price WaterhouseCoopers LLC ("Seller's Accountants"), shall have the right to review the Cash Statement, and in connection with such review, Seller and Seller's Accountants shall have the right to examine any books and records of the Group Entities reasonably necessary to make a complete review of the Cash Statement, and Buyer shall make available to Seller and Seller's Accountants their working papers related to the preparation of the Cash Statement.

        Within five (5) business days after Seller receives the Cash Statement, Seller shall give written notice to Buyer of any objections Seller has with respect to the Cash Statement, which notice shall specify the basis for such objections in reasonable detail. If Seller does not notify Buyer of any objections within such five business day period, then Seller shall be deemed to have accepted the Cash Statement and the amounts reflected therein shall become final and binding on the Parties for purposes of this Section 2.3.

        If Seller objects to the Cash Statement as provided above, then the parties shall negotiate in good faith to resolve such objections and arrive at an agreed upon Cash Statement. Any objections of Seller which have not been resolved by the parties within 10 business days after the delivery of

Seller's objections to Buyer shall be presented for resolution to Arthur Andersen LLP (the "Dispute Accountants"). The Dispute Accountants shall promptly resolve the disputed items in accordance with the provisions of this Section 2.3 and the determinations of the Dispute Accountants in respect thereof shall be final and binding upon the parties for purposes of this Section 2.3. Neither party will disclose to the Dispute Accountants, nor will the Dispute Accountants consider for any purpose, any settlement offer made by either party.

        As used in this Agreement, the term "Cash Statement" shall mean such statement in the form which becomes final and binding upon the Parties as hereinabove provided.

        After the Cash Statement is finalized, the Purchase Price shall be adjusted upward or downward as follows: (A) if the net amount of cash, cash equivalents and bank overdrafts reflected on the Cash Statement exceeds Pound Sterling 450,000, then the Purchase Price shall be increased by the amount of such excess (the "Cash Adjustment Amount") and Buyer shall pay the Cash Adjustment Amount to Seller, or (B) if the net amount of cash, cash equivalents and bank overdrafts reflected on the Cash Statement are less than Pound Sterling 450,000, then the Purchase Price shall be decreased by the amount of such deficiency (the "Cash Adjustment Amount") and Seller shall pay the Cash Adjustment Amount to Buyer.

        The appropriate party shall, within one (1) business day after the Cash Statement becomes final and binding, pay to the other party the Cash Adjustment Amount, together with interest thereon at a rate of LIBOR plus one percent (1%) calculated from the Closing Date to the date on which the Cash Adjustment Amount is received by the party that is entitled to payment thereof.

        2.4 CLOSING; DELIVERIES; PAYMENT.

               (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carter, Ledyard & Milburn at Two Wall Street, New York, New York, commencing at 10:00 a.m. local time on March 26, 2000, or at such other, or such additional, time and place as the Parties hereto may mutually agree (the "Closing Date"). The Closing shall be deemed to have occurred at 12:01 a.m. local time, on the Closing Date.

               (b) At Closing, Holdings and Buyer shall cause a notary capable and authorised to execute a notarial deed of transfer of the Bavaria Shares (the "Notarial Deed") between Holdings and Buyer, whereas Holdings will in such deed, as sole shareholder of Bavaria grant its approval to the share transfer to Buyer or Buyer's permitted assignee. Furthermore, the parties will request the notary to inform the management of Bavaria about the share transfer. Simultaneously to the signing of this Agreement Seller and Holdings will sign powers of attorney in the required legal form to enable Buyer or its designated nominee to acquire the Bavaria Shares on the basis of the notarial transfer deed in the agreed form. The Vermont Shares and the Bavaria Shares shall be delivered to Buyer free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or restrictions or claims of any kind, nature or description, other than pursuant to this Agreement. At the Closing, Seller and Holdings shall also deliver such certificates, instruments, and documents as are required of Seller under the terms and provisions of this Agreement, all of which shall be in form and substance reasonably satisfactory to Buyer. At the Closing, Seller shall cause to be delivered to Buyer a duly executed stock transfer form in relation to the entire issued share capital of VCG Holdings, together with a share certificate in respect of the number of shares constituted in that stock transfer form in favour of Buyer (on its permitted assignee) and shall cause the name of the Buyer (as its permitted assignee) to be entered into the register of members of VCG Holdings as the registered holder of such shares subject to the stock transfer form being duly stamped. At the Closing, Seller shall cause to be delivered to Buyer (on its permitted assignee) stock powers duly endorsed in blank in respect of the Definitive Stock Shares.

               (c) At the Closing, Buyer shall pay $17,000,000 of the Purchase Price to Holdings for the Bavaria Shares and the remainder of the Purchase Price to Seller for the Vermont Shares, in each case in immediately available funds by wire transfer to such account(s) as shall be designated by Seller and Holdings jointly in writing at least two (2) full Business Days prior to the Closing. Buyer and Seller shall agree prior to the Closing on the allocation of the remaining Purchase Price among the Vermont Entities. Buyer shall deliver such certificates, instruments and documents as are required of Buyer under the terms and provisions of this Agreement, all of which shall be in form and substance reasonably satisfactory to Seller and Holdings.

               (d) On the Closing Date, Buyer will cause the Group Entities to settle all Intercompany Debt and shall put them in funds to do so in an amount equal to the Intercompany Debt. If and to the extent that following payment of all Intercompany Debt any amount is or may become payable by any of the Group Entities to Seller or Holdings or any Affiliate of Seller or Holdings (other than a Group Entity), the occurrence of Closing shall take effect as a waiver by Seller and Holdings, each for itself and on behalf of each of their Affiliates, of any amount so payable, except with respect to normal trading balances payable to OiT and Express Newspapers Limited and receivable by FPG International, L.L.C. in respect to web hosting, image purchasing and rent respectively, which shall survive and continue on normal terms or as otherwise provided herein.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE TRANSACTION

        3.1 REPRESENTATIONS AND WARRANTIES OF UNICORN, HOLDINGS AND SELLER. Unicorn, Holdings and Seller jointly and severally represent and warrant to Buyer that the statements contained in this Section 3.1 are correct and complete with respect to itself (and, in the case of Seller, with respect to VCG) as of the date of this Agreement and will be correct and complete with respect to itself as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1), except as set forth in Section 3.1 of the Disclosure Schedule attached hereto.

               (a) Organization of Holdings and Seller. Each of Unicorn, Holdings, Seller and VCG is a company duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (b) Execution; Authorization of Transaction. Each of Holdings, Seller and Unicorn has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the receipt of the approvals, consents and authorizations contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Holdings, Seller and Unicorn and constitutes a legal, valid and binding obligation of Holdings, Seller and Unicorn, enforceable against each of them in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and as otherwise set forth in Section 3.1 to the Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by each of Holdings, Seller and Unicorn of this Agreement or the consummation by each of them (including VCG) of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by each of Holdings, Seller and Unicorn nor the consummation by them of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of association or bylaws (or similar governing documents) of Holdings, Seller, Unicorn or any of the Group Entities, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or lien) under, any of the terms, conditions or provisions of any Law applicable to Holdings, Seller, Unicorn or any of the Group Entities or any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Holdings, Seller, Unicorn or any of the Group Entities is a party or by which any of them or any of their respective properties or assets may be bound, except in the case of violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (c) Brokers' Fees. None of Holdings, Seller, VCG or Unicorn has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Group Entities or Buyer could become liable or obligated.

               (d) Vermont Shares; Bavaria Shares. Seller is the legal and beneficial owner of all of the VCG Shares, and VCG is the legal and beneficial owner of all of the Vermont Shares, in each case free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and restrictions on transfer set forth in the Articles of Association of Vermont), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither Seller nor VCG is a party to any option, warrant, purchase right, or other contract or commitment that could require Seller or VCG to sell, transfer, or otherwise dispose of any capital stock of the Vermont Entities (other than this Agreement). Neither Seller nor

VCG is a party to any trust, proxy, or other agreement or understanding with respect to the voting of any shares or capital stock of VCG Holdings, Definitive Stock or VCGLLC. The Vermont Shares owned directly or indirectly by Seller constitute 100% of the outstanding voting capital of VCG Holdings, Definitive Stock and VCGLLC. No dividends or other distributions of cash or property have been declared on the Vermont Shares to any person which are due and/or have remained unpaid.

        Holdings is the legal and beneficial owner of all of the Bavaria Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and restrictions on transfer set forth in the Articles of Association of Bavaria), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Holdings is not a party to any option, warrant, purchase right, or other contract or commitment that could require Holdings to sell, transfer, or otherwise dispose of any capital stock of Bavaria (other than this Agreement). Holdings is not a party to any trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Bavaria. The Bavaria Shares owned by Holdings constitute 100% of the outstanding voting capital of Bavaria. No dividends or other distributions of cash or property have been declared on the Bavaria Shares to any person which are due and/or have remained unpaid.

               (e) Litigation Regarding Vermont Shares and Bavaria Shares. There are no actions, suits, claims, investigations or legal or administrative or arbitration (or other binding alternative dispute resolution) proceedings pending or, to the Knowledge of Seller, threatened by or against: (I) Seller or VCG relating to the Vermont Shares owned directly or indirectly by Seller (II) Holdings, relating to the Bavaria Shares owned by Holdings, or (III) Seller, VCG or Holdings relating to this Agreement and/or the transactions contemplated hereby, before any court, governmental agency or other body, and no judgment, order, writ, injunction, decree or other similar command of any court or governmental agency or other body has been entered against or served upon: (I) Seller or VCG relating to the Vermont Shares owned directly or indirectly by Seller, (II) Holdings, relating to the Bavaria Shares owned by Holdings, or
(III) Seller, VCG or Holdings relating to this Agreement and/or the transactions contemplated hereby.

        3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to Holdings and Seller that the statements contained in this Section
3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3.2), except as set forth in Section 3.2 of the Disclosure Schedule attached hereto.

               (a) Organization of the Buyer. Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (b) Execution; Authorization of Transaction. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the receipt of the approvals, consents and authorizations contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and as otherwise set forth in Section 3.2 to the Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar governing documents) of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or lien) under, any of the terms, conditions or provisions of any Law applicable to Buyer (or its permitted assignee) or any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except in the case of violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (c) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Holdings, Seller, VCG or Bavaria could become liable or obligated.

               (d) Investment. Buyer is acquiring the Vermont Shares and the Bavaria Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that neither the Vermont Shares nor the Bavaria Shares are registered under the Securities Act or any applicable state securities law, and that such Vermont Shares and Bavaria Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulation as applicable.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
              OF SELLER AND HOLDINGS CONCERNING THE GROUP ENTITIES

        Seller (as to the Vermont Entities) and Holdings (as to the Bavaria Entities) represent and warrant to Buyer, as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need to be true only as of such date), as provided in Annex A hereto, subject to and except as disclosed in the Disclosure Schedule delivered by Seller and Holdings to Buyer and initialed by the Parties on today's date (the "Disclosure Schedule"). For purposes of this Agreement the disclosure of any matter in any Section of the Disclosure Schedule shall serve as sufficient disclosure for purposes of all of the representations and warranties contained in Annex A hereto as to which the descriptive nature of the disclosure provides sufficient notice of the materials, facts or items described therein to indicate such disclosure's relevancy to other representations and warranties.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        5.1 GENERAL. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

        5.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue or cause to be issued any press release or make or cause to be made any public announcement relating to the subject matter of this Agreement prior to the Closing (except for the joint press release to be made on or about the date hereof in the form attached hereto as Exhibit A), without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, as a result of being listed on an exchange or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure). The provisions of this Section 5.2 shall supersede any conflicting provision contained in the Confidentiality Agreement.

        5.3 DISCLOSURE. All information delivered to Buyer by Seller, Holdings, the Vermont Entities or the Bavaria Entities, or to which Buyer has been provided access by Seller, Holdings, the Vermont Entities or the Bavaria Entities or in connection with this Agreement and the transactions contemplated hereby shall be subject to the terms of the Confidentiality Agreement, which Confidentiality Agreement shall survive the Closing or any termination of this Agreement.

        5.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, Seller shall procure that each of the Vermont Entities, and Holdings shall procure that each of the Bavaria Entities, shall conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use their commercially reasonable efforts: (i) to preserve intact its current business organizations, and (ii) to keep available the service of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Disclosure Schedule, prior to the Closing Date no Group Entity will, without the prior written consent of Buyer:

               (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

               (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights);

               (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

               (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its subsidiaries;

               (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

               (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and in amounts not material to the Group Entities taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Group Entities, taken as a whole, and except for obligations of the wholly-owned Subsidiaries of VCG Holdings, Definitive Stock, VCGLLC and Bavaria; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly-owned Subsidiaries of VCG Holdings, Definitive Stock, VCGLLC or Bavaria or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of any of the Group Entities; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

               (g) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except as set forth in Section 5.1(g) of the Disclosure Schedule, as required under existing agreements, and hiring and compensation adjustments occurring in the ordinary course of business consistent with past practices) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

               (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Group Entities taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

               (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

               (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

               (k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any of the Material Agreements (iii) authorize any new capital expenditure or expenditures which, individually, are in excess of $60,000 or, in the aggregate, are in excess of $250,000 or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder; provided that notwithstanding the foregoing each Group Entity shall continue to make any capital expenditure in accordance with any capital expenditure plan in existence at the date hereof;

               (l) make or revoke any Tax election, or settle or compromise any Tax liability or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

               (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction contemplated by this agreement or in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in, (I) the consolidated financial statements of the Vermont Entities, or (II) the consolidated financial statements of Bavaria and its Subsidiaries, or otherwise incurred in the ordinary and usual course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Vermont, Bavaria or any of their Subsidiaries is a party; provided that each Group Entity shall continue to pay its creditors as they fall due in the period up to the Closing Date consistent with past practices;

               (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

               (o) enter into any agreement or arrangement that limits or otherwise restricts the Group Entities or any successor thereto or that could, after the Closing Date, limit or restrict the Group Entities or any successor thereto, from engaging or competing in any line of business or in any geographic area;

               (p) commit to any new expenditure in respect to iSwoop; or

               (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.4(a) through 5.4(p) or any action which would make any of the representations or warranties of Vermont contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

        5.5 NOTICES; HSR. (a) Each of the Parties will give any notices to, make any filings with, and use its reasonable commercial efforts (in the case of Buyer, subject to the provisions of Section 5.5(c) below) to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(b) and Section 3.2(b) above. Without limiting the generality of the foregoing, each of the Parties (or appropriate Affiliates) have filed the Notification and Report Forms and related material were required to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") under the HSR Act, and each of the Parties will make (and Seller will cause its appropriate Affiliate to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Any filing fees required in connection with filings under the HSR Act shall be borne by Buyer.

               (b) Each of Seller, VCG Holdings, Definitive Stock, FPG, Bavaria and Buyer shall use its reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to the DOJ, the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

               (c) In furtherance and not in limitation of the covenant of Buyer set forth in Sections 5.5(a) and (b) above, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make this Agreement or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of this Agreement or the other transactions contemplated hereby, Buyer shall use its best efforts, including without limitation, selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Buyer or its Subsidiaries or Affiliates or the conducting of their business in a specified manner, to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of this Agreement or the other transactions contemplated hereby and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit the consummation of the transactions contemplated by this Agreement.

        5.6 ASSISTANCE. Subject to Section 5.3 hereof, Seller and Holdings shall provide Buyer with such assistance as it may reasonably request and shall generally assist Buyer with respect to the introduction of Buyer, and its representatives and agents, to appropriate governmental agencies or officials having regulatory jurisdiction over the Business and shall cooperate generally with Buyer in all reasonable respects, including, with limitation, communications with employees, customers and suppliers.

        5.7 ISSUANCE OF SECURITIES. Except as otherwise contemplated hereby neither Seller nor Holdings shall permit any of the Group Entities to (i) issue any debt or equity security or any options or warrants, (ii) enter into any subscriptions, agreements, plans or other commitments pursuant to which any of the Group Entities is or may become obligated to issue any shares of its capital stock or any securities convertible into shares of its capital stock, (iii) otherwise change or modify its capital structure, (iv) make interim distributions, (v) engage in any reorganization or similar transaction, or (vi) agree to take any of the foregoing actions.

        5.8 OTHER CHANGES. Seller, Holdings and/or the Group Entities may (i) make capital expenditures of an emergency nature required to avoid imminent material damage to or shutdown of the Business, or reasonably necessary for safety reasons, (ii) take such actions as may be required by law, (iii) change, for any Employee who is not exempt from the overtime provisions of the Fair Labor Standards Act, the method of calculating the regular rate of pay for overtime pay calculation purposes to using a weighted average of the different rates earned by the Employee during the workweek.

        5.9 PENSIONS The provisions of the Pension Schedule shall have effect in respect of the UK Benefit Plans.

        5.10 BONUSES At the Closing Date, the Seller shall procure that no amounts in the nature of bonus payments will remain payable by any Group Entity to any of its employees or former employees (i) for the calendar year ended December 31, 1999, or (ii) in the nature of "stay or loyalty bonuses" payable to any employee of a Group Entity in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the
Closing:

        6.1 FURTHER ACTIONS REGARDING TRANSFER. From and after the Closing, each Party hereto shall, if reasonably requested by any other Party, execute and deliver such further instruments of conveyance and transfer and take such other reasonable action as may be necessary or desirable to provide more effectively the sale and transfer of the Vermont Shares and the Bavaria Shares to Buyer.

        6.2 CONFIDENTIALITY. For a period of three years after the Closing, Seller, Holdings, Unicorn and their Affiliates shall not divulge, furnish or make available, to anyone (other than Buyer, Seller, Holdings, Unicorn and their respective Affiliates) any knowledge or information with respect to any proprietary information of the Group Entities. This Section 6.2 shall not apply to any such proprietary information which (i) shall have entered the public domain or become available to the public through no act or omission of Seller, Holdings, Unicorn or any Affiliate of the foregoing, (ii) shall have become available to Seller, Holdings, Unicorn or any Affiliate of the foregoing from a third party whom Seller, Holdings, Unicorn or such Affiliate of the foregoing reasonably believes is not obligated to the Group Entities or Buyer to keep such proprietary information confidential, or (iii) shall be required by law to be disclosed.

        6.3 COVENANTS. Each of Seller, Holdings, Unicorn and their Affiliates undertakes with the Buyer that, without the prior written consent of Buyer it will not and it will procure that none of their respective Affiliates will:

               (a) for the period of 3 years after the date of this Agreement, either on its own account or in conjunction with or on behalf of any person carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, agent, consultant, partner or otherwise) in carrying on the Business, provided, however, that the provisions of this Section 6.3(a) shall in no way be construed to restrict Seller, Holdings, Unicorn and their Affiliates that are currently engaged in an activity that competes with the Business from continuing to engage in such activity at levels which are not materially greater than the levels at which such activity is currently conducted; or

               (b) for the period of 3 years after the date of this Agreement, either on its own account or in conjunction with or on behalf of any other person, solicit or endeavour to entice away from any Group Entity, with a view to obtaining its business in relation to the business, any person who is (and was at the Closing Date) a customer of a Group Entity; or

               (c) for the period of 3 years after the date of this Agreement, either on its own account or in conjunction with or on behalf of any person, employ, solicit or endeavour to entice away from any Group Entity any person employed or engaged by any Group Entity in an executive or managerial capacity, whether or not such person would commit a breach of contract by reason of leaving service or office, except for Leo Shapiro and Andrew Nugee For purposes of this section 6.3(c), bona fide public advertisements shall not be deemed to constitute "solicitation" or "enticement" in violation of the provisions hereof; or

               (d) Notwithstanding the foregoing, none of Seller, Holdings, Unicorn and their Affiliates shall, either on its own account or in conjunction with or on behalf of any person, employ solicit or endeavour to entice Michael Wolfson away from Buyer or Buyer's Affiliates for so long as Mr Wolfson is employed by Buyer or one of Buyer's Affiliates, provided, however, that the foregoing restriction shall not apply in the event that, by the Closing Date, Mr Wolfson has not agreed to become an employee of Buyer or one of Buyer's Affiliates following the Closing Date.

        6.4 ACCESS TO INFORMATION.

               (a) In order to facilitate the resolution of any third-party claims made by or against or incurred by or indemnified by Seller prior to or after the Closing, upon reasonable notice, Buyer shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Buyer and the Group Entities with respect to the Business for the period prior to the Closing; (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Business for the period prior to the Closing as Buyer or any Group Entity has in its possession and Seller may from time to time reasonably request; and (iii) make available to Seller, the employees of Buyer and the Group Entities whose assistance, testimony or presence is necessary to assist Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings on trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of Buyer or any of its Affiliates; and provided, however, that Buyer shall not be obligated to disclose any information which it or any of its Affiliates holds under a legally binding obligation of confidentiality or which is protected by any privilege.

               (b) In order to facilitate the resolution of any third-party claims made by or against or incurred by Buyer after the Closing, upon reasonable notice, Seller and Holdings and, with respect to Taxes, Unicorn shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, books and records of Seller and Holdings (and, as regards Taxes, of Unicorn) with respect to the Business and the Assets for the period prior to the Closing; (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and other information regarding the Business and the Assets for the period prior to the Closing as Buyer may from time to time reasonably request; and (iii) make available to Buyer, the employees of Seller and Holdings (and, as regards Taxes of any Group Entity, of Unicorn) whose assistance, testimony or presence is necessary to assist Buyer in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of Seller, Holdings, Unicorn or any of their Affiliates; and provided, however, that neither Seller nor Holdings nor Unicorn shall be obligated to disclose any information which it or any of its Affiliates holds under a legally binding obligation of confidentiality or which is protected by any privilege.

        6.5 REMOVAL OF TRADEMARKS, ETC. As promptly as practicable after the Closing, and in no event later than ninety (90) days after the Closing Date, Buyer agrees to (and will cause the Group Entities to) cease use of and to delete, remove or otherwise obliterate from the Assets, and from all packaging, advertisements, marketing and promotional materials and other materials used by the Group Entities, all trade names and trademarks of Seller, Holdings and their Affiliates, including, but not limited to, references to "United News & Media" "UNM" and derivatives thereof, and logos associated therewith, provided, however, that for a period of six months following the Closing Date, Buyer and its Affiliates shall be permitted to dispose of inventory included in the Assets on the Closing Date which bears the trade names or trade-marks of Seller, Holdings and their Affiliates, and provided further that Buyer and its Affiliates may, following the Closing Date, ship, deliver and display catalogs bearing such trade names or trademarks which have been produced prior to the Closing Date.

        6.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest, but excluding taxes imposed on income) incurred in connection with this Agreement, shall, whether imposed upon Seller, VCG, Holdings, Buyer or any Group Entity, be borne by Buyer. Seller and Holdings will file all necessary Returns and other documentation with respect to all such taxes, and, if required by applicable law, Buyer will, and will cause VCG and the Group Entities to, join in the execution of any such Returns and other documentation. All costs and expenses incurred in connection with Seller's and Holdings' filing of Returns hereunder shall be borne by Buyer. Buyer and each of Seller and Holdings further agree (and each shall cause the Group Entities to), upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any such tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

        6.7 TAX RETURNS; UTILIZATION OF TAX LOSSES.

               (a) In respect of any Tax accounting period of any Group Entity ending on or before the Closing Date, Seller and such of Seller's Affiliates as are legally competent to do so, and Holdings and such of Holdings' Affiliates as are legally competent to do so ("the Surrendering Companies") shall be entitled (but not required) to surrender and Buyer shall procure that the relevant Group Entity shall cooperate with the Surrendering Companies to accept, receive or utilize some or all Tax losses of the relevant Surrendering Company so as to reduce or extinguish any pre-Closing Tax liability of the Group Entity.

                (b) To the extent that a Tax loss surrendered in accordance with paragraph (a) above reduces or eliminates a Tax liability for any 1999 Tax accounting period that was provided for in the Audited Vermont Financial Statements or the Bavaria Financial Statements, as applicable, the Buyer shall cause the relevant Group Entity to pay as consideration to the relevant Surrendering Company an amount certified by Vermont's or Bavaria's auditors, as the case may be, to be equal to the difference between (i) the Tax otherwise due and payable absent such surrender and (ii) the Tax due and payable taking into account such surrender. Any payments that are due to be made by the relevant Group Entity hereunder shall be made on the date on which the Tax that is saved by virtue of such surrender would otherwise first have been due and payable.

               (c) To the extent that a Tax loss surrendered in accordance with
Section 6.7(a) reduces or eliminates a Tax liability that was not provided for in the Audited Vermont Financial Statements or the Bavaria Financial Statements, as applicable, in respect of a 1999 Tax accounting period, no payment shall be made therefor by the relevant Group Entity but the full value or benefit of such surrender to the relevant Group Entity shall be taken into account when computing the amount of any Adverse Consequences suffered by any relevant Group Entity.

               (d) (i)Except as provided in Section 6.7(d)(iii), Seller and Holdings, or their duly authorized agents, shall be responsible for and have the conduct of preparing, submitting and agreeing all Returns of the Vermont Entities and all Returns of all Bavaria Entities (and correspondence and other documentation relating thereto) with respect to Tax accounting periods ending on or before the December 31, 1999, subject to all such Returns being submitted in draft form to Buyer or to Buyer's duly authorized agent for comment at least 42 days before the same are due to be submitted to the relevant Taxing Authority. Buyer or Buyer's agents shall within 21 days of such submission provide written comments thereon to Seller and if Seller shall not have received comments within that period, Buyer shall be deemed to have approved such draft Returns. Such deemed approval shall not by itself constitute a waiver of Buyer's other rights, if any, under this Agreement. If Buyer or Buyer's agents shall have made any written comments in accordance with the provisions of this Section, Seller and Holdings shall not unreasonably refuse to adopt such comments provided that Seller and Seller's agents, and Holdings and Holdings' agents, shall not be obliged to submit any Return to any relevant Taxing Authority unless reasonably satisfied that it is accurate and complete in all material respects. Seller and Holdings, on the one hand, and Buyer, on the other hand, shall respectively afford (or procure to be afforded) to the other or to the other's agents such information and assistance as may reasonably be required to prepare, submit and agree all relevant Returns.

               (ii) For Vermont and Bavaria entities which are tax resident in the Netherlands and Germany, Seller and Holdings, or their duly authorized agents, shall be responsible for and have the conduct of preparing, submitting and agreeing to the relevant fiscal unity Returns (and correspondence and other documentation relating thereto) subject to all such returns being submitted in draft form to Buyer or to Buyer's duly authorized agent for comment at least 42 days before the same are due to be submitted to the relevant Taxing Authority. Buyer or Buyer's agents shall within 21 days of such submission provide written comments thereon to Seller and if Seller shall not have received comments within that period, Buyer shall be deemed to have approved such draft Returns. Such deemed approval shall not by itself constitute a waiver of Buyer's other rights, if any, under this Agreement. If Buyer or Buyer's agents shall have made any written comments in accordance with the provisions of this Section, Seller and Holdings shall not unreasonably refuse to adopt such comments provided that Seller and Seller's agents, and Holdings and Holdings' agents, shall not be obliged to submit any Return to any relevant Taxing Authority unless reasonably satisfied that it is accurate and complete in all material respects. Seller and Holdings, on the one hand, and Buyer, on the other hand, shall respectively afford (or procure to be afforded) to the other or to the other's agents such information and assistance as may reasonably be required to prepare, submit and agree all relevant Returns.

               (iii) Buyer, or its duly authorized agents, shall be responsible for and have the conduct of preparing, submitting and agreeing (x) all 1999 United States Federal, state and local income tax returns (and correspondence and other documentation relating thereto) of Group Entities which are organized in the United States and (y) 1999 Irish income tax returns of iSwoop Limited and iSwoop International Limited, subject to all such Returns being submitted in draft form to Seller or to Seller's duly authorized agent for comment at least 42 days before the same are due to be submitted to the relevant Taxing Authority. Seller or Seller's agents shall within 21 days of such submission provide written comments thereon to Buyer and if Buyer shall not have received comments within that period, Seller shall be deemed to have approved such draft Returns. Such deemed approval shall not by itself constitute a waiver of Seller's other rights, if any, under this Agreement. If Seller or Seller's agents shall have made any written comments in accordance with the provisions of this Section, Buyer shall not unreasonably refuse to adopt such comments provided that Buyer and Buyer's agents shall not be obliged to submit any Return to any relevant Taxing Authority unless reasonably satisfied that it is accurate and complete in all material respects. Seller and Buyer shall respectively afford (or procure to be afforded) to the other or to the other's agents such information and assistance as may reasonably be required to prepare, submit and agree all relevant Returns.

                   (iv) Except as provided in Section 6.7(d)(ii), Buyer, or its duly authorized agents, shall be responsible for and have the conduct of preparing, submitting and agreeing all Returns (and correspondence and other documentation relating thereto) of Group Entities for Tax accounting periods beginning on or after January 1, 2000, subject to all such Returns for which Buyer will seek indemnification under Section 8.2(c) hereof being submitted in draft form to Seller or to Seller's duly authorized agent for comment at least 42 days before the same are due to be submitted to the relevant Taxing Authority. Seller or Seller's agents shall within 21 days of such submission provide written comments thereon to Buyer and if Buyer shall not have received comments within that period, Seller shall be deemed to have approved such draft Returns. Such deemed approval shall not by itself constitute a waiver of Seller's other rights, if any, under this Agreement. If Seller or Seller's agents shall have made any written comments in accordance with the provisions of this Section, Buyer shall not unreasonably refuse to adopt such comments provided that Buyer and Buyer's agents shall not be obliged to submit any Return to any relevant Taxing Authority unless reasonably satisfied that it is accurate and complete in all material respects. Seller and Buyer shall respectively afford (or procure to be afforded) to the other or to the other's agents such information and assistance as may reasonably be required to prepare, submit and agree all relevant Returns.

               (e) (i) To the extent that it does not result in more than nominal Adverse Consequences to any of them, Buyer shall procure that all Group Entities shall cause the agreed Returns referred to in Section 6.7(d) and, subject to Section 6.7(a) above, all such claims, disclaimers, surrenders and elections as may be directed by Seller and Holdings relating to all such Returns of all Group Entities ending on or before the Closing Date to be authorized, signed and returned to Seller for submission to the Taxing Authority as soon as is reasonably practicable. Seller and Holdings shall submit such claims, disclaimers, surrenders and elections to the relevant Group Entity for such signature sufficiently in advance of the required filing date for the relevant Group Entity to adequately review such claim, disclaimer, surrender or election.

               (ii) Buyer shall, and shall procure that all Group Entities, cooperate with Seller and Holdings, and their agents, as and to the extent reasonably requested by Seller or Holdings, in connection with Seller's or Holdings' exercise of their rights and responsibilities under this Section 6.7. Such cooperation shall include retention and (upon Seller's or Holdings' request) the provision of records and information which are reasonably relevant to such exercise, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Holdings shall reimburse Buyer and the Group Entities for any reasonable out of pocket expenditures incurred by them by reason of such cooperation.


        6.8 LEASES. Buyer shall indemnify Seller, Holdings and their Affiliates, in the manner and subject to the limitations set forth in Article VIII, from and against any and all claims and Adverse Consequences arising from the Leases for all periods after the Closing Date.

        6.9 INDEMNIFYING PARTY In the event that the net worth of Seller shall, at any time during the period for which Seller is obligated to indemnify Buyer pursuant to Section 8.1 and 8.2 hereof, be less than $650,000,000, Unicorn shall cause one of its Affiliates having a net worth of not less than $650,000,000 execute such agreement(s) as may be reasonably requested by Buyer including legal opinions or other assurances as to the enforceability of such agreements to provide for the assignment by Seller and the assumption by such Affiliate of Seller's indemnification obligations pursuant to such Section, provided that in no event shall such indemnification obligations be expanded or increased beyond the limitations set forth in such Section.

        6.10 ANDREW NUGEE Seller shall use its commercially reasonable efforts to cause Andrew Nugee to voluntarily resign his employment by the Group Entity by which he is currently employed on the third business day following the Closing, and Buyer will cause such Group Entity to waive in writing its right to notice of termination of Mr Nugee's employment with such Group Entity.

        6.11 BAVARIA AND VERMONT AGREEMENTS Holdings and Buyer hereby covenant and agree to execute and delivers prior to the Closing an agreement providing for the sale by Holdings and the purchase by Buyer (or its permitted assignee) of the Bavaria Shares, and Seller, Unicorn and Buyer hereby covenant and agree to execute and deliver prior to the Closing an agreement providing for the sale by Seller and the purchase by Buyer (or its permitted assignee) of the Vermont Shares, in each case reflecting the terms and conditions set forth herein. Such agreements, once executed and delivered, shall be delivered in replacement of this Agreement, which shall terminate immediately upon the execution and delivery of such agreements.

        6.12 NEW YORK LEASE The Parties hereby covenant and agree that, for a period of 6 months following the Closing Date, Unicorn shall be permitted to continue its occupation of such portion of the office space located on the 5th floor at 32 Union Square East, New York, New York as it presently occupies pursuant to an oral sublease from FPG International, LLC (successor-in-interest to FPG International Group, Inc., the lessee thereof pursuant to the Lease dated August 9, 1990 with 24-32 Union Square East Associates, Limited Partnership (the "Landlord"), as amended), on the same terms, including without limitation, rental rate, as Unicorn presently occupies such space. The Parties hereby agree that Unicorn's sublease shall require 6 months prior written notice for termination by FPG International, LLC. Buyer hereby covenants and agrees that neither it nor it's Affiliates will serve any such termination notice prior to the six month anniversary of the Closing Date. During the initial 12 month period, Buyer shall use its commercially reasonable efforts to assist Unicorn in
(i) securing the Landlord's consent to and approval of this Section 6.12 (with respect to Unicorn's continued occupation, and (ii) securing a direct lease of such space from the Landlord. On furtherance of the foregoing, the Parties hereby agree that FPG International LLC and Unicorn shall be permitted to enter into a written sublease reflecting the terms of the existing sublease described above, in a form reasonably acceptable to Buyer.

        6.13   SHARE OPTIONS

               (a)Definitions

               the "SCHEMES"                the Sharesave Plan, the 1994
                                            International Scheme, the 1994 UK
                                            Scheme and the 1994 SAYE and any
                                            other
                                            share option schemes adopted and
                                            operated by the Sellers;

               the "THE 1994
               INTERNATIONAL SCHEME"        the Unapproved 1994 International
                                            Executive Share Option Scheme;

               the "1994 SAYE"              the Approved 1994 UK Executive Share
                                            Option Scheme;

               the "SHARESAVE PLAN"         the 1997 Unapproved United News &
                                            Media plc International Sharesave
                                            Plan;

               the "OPTION"                 an option over shares in the issued
                                            ordinary share capital of Unicorn
                                            Plc, the terms of which are as
                                            determined by the applicable Scheme;

               "RELEVANT EMPLOYEE"          a person who is an employee of any
                                            one or more Group Entities on or
                                            after Closing and who currently has
                                            or may in the future have any rights
                                            under any of the Schemes, which
                                            expression shall include the
                                            personal representatives of such
                                            individual and any other person
                                            deriving rights under any such
                                            Scheme from such individual;

               "RETAINED GROUP"             Sellers and any subsidiary or
                                            subsidiary undertaking or any
                                            holding company for the time being
                                            of Sellers, or any subsidiary or
                                            subsidiary undertaking of such
                                            holding company other than the Group
                                            Entities;

               "SCHEME RIGHTS"              the right of a Relevant
                                            Employee under the Schemes to
                                            exercise any Option under the
                                            Schemes on or in consequence of
                                            Closing in favour of such Relevant
                                            Employee.

               (b)SELLER'S OBLIGATIONS

               Where Scheme Rights confer upon any Relevant Employee any legal or contractual right to exercise any outstanding Option under any Scheme and any Relevant Employee elects to exercise any outstanding Option under any Scheme in accordance with such legal or contractual right, then Seller shall or shall procure that all relevant shares or securities are issued to the Relevant Employee in satisfaction of such exercise.

               (c)BUYER'S OBLIGATIONS

               Buyer shall co-operate with Sellers to ensure that, following Closing, it shall, at the request of Sellers, take such steps as shall be reasonably necessary or desirable to enable the Retained Group to efficiently administer the Schemes in an effective and timely manner in relation to the Relevant Employees (including enabling the Retained Group to utilize the payroll services of the Vermont Entities to effect any payment and any consequential deductions therefrom in respect of income tax, social security or the like required to be made as a result of the Sellers acquitting their responsibilities under paragraph 2 above.). In particular, and without prejudice to the generality of the foregoing, the Buyers shall procure that neither they nor any of the Vermont Entities grant or purport to grant any rights or entitlements under any Scheme nor does nor purports to do anything pursuant to any Scheme. For the avoidance of doubt, as between the Parties, Buyer shall be responsible for any relevant Taxes occurring upon exercise of Scheme Rights as employer of the Relevant Employees.

                                   ARTICLE VII

                        CONDITIONS TO OBLIGATION TO CLOSE

        7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligations of Buyer under this Agreement and the consummation by Buyer of the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by Buyer in writing:

               (a) Performance of Obligations of Holdings and Seller. Each of Holdings and Seller shall have materially performed all obligations required to be performed by it under this Agreement, and materially complied with all covenants for which compliance by it is required under this Agreement, prior to or at the Closing.

               (b) Closing Documentation. Buyer shall have received the following documents, agreements and instruments from Seller:

                      (i) Duly executed Notarial Deeds, stock powers and stock transfer forms, together with share certificates, if applicable, for the Vermont Shares and the Bavaria Shares described in Section 2.4(b) hereof in forms mutually agreeable to the parties;

                      (ii) Certificates signed by an officer or director of each of Holdings and Seller certifying as to the matters set forth in Section 7.1(a) above with respect to Holdings and Seller;

                      (iii) An opinion of Carter, Ledyard & Milburn, counsel for Holdings and Seller, dated the date of the Closing and addressed to Buyer, in form and substance reasonably acceptable to Buyer, together with such opinions of Baker & McKenzie, or other counsel reasonably acceptable to Buyer, as shall be required;

                      (iv) The Shareholders Registers of VCG Holdings, Definitive Stock and VCGLLC (which shall be updated at Closing) and statutory company books, including the minute books and stock record books, of the Group Entities to the extent required to be maintained or actually maintained;

                      (v) A certificate of a member of the Management Board of Seller dated the Closing Date certifying (A) that attached thereto are true, complete and correct copies of the Articles of Association of each of Seller, VCG, VCGLLC, VCG Holdings and Definitive Stock as in effect on the date of such certification, (B) that the Articles of Association or other organizational document of each of the foregoing entities have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (vi) above, (C) that attached thereto are true, complete and correct copies of resolutions, as in effect on the date of such certification, duly adopted by the Board of Directors of Seller and VCG or a duly authorized committee thereof, approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Seller of this Agreement and the sale and transfer of the Vermont Shares owned by Seller and VCG in accordance herewith, and (D) as to the incumbency and signatures of the officers of Seller executing this Agreement and all instruments or other documents delivered in connection with this Agreement;

                      (vi) A certified excerpt from the commercial register of the Lower Court Dusseldorf regarding Holdings not older than 14 days certifying that the persons acting on behalf as Holding as its managing directors are the recorded managing directors of Holdings jointly authorised to represent the company.

                      (vii) Signed resignation letters of all directors and officers of the Group Entities requested by Buyer prior to Closing (or actions of the Shareholders and Board of Directors of Vermont and/or Bavaria removing such persons as directors and officers); and

                      (viii) All other instruments and documents required by this Agreement to be delivered by Holdings or Seller to Buyer on or before the Closing.

               (c) Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by Holdings or Seller to Buyer pursuant to this Agreement shall be reasonably satisfactory to Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

               (d) No Litigation. Except with respect to matters relating to antitrust laws including the HSR Act which, for purposes of this Section 7.1 are addressed exclusively in Section 7.1(e) below:

                      (i) No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction; provided, however, that no such action, suit or proceeding commenced or threatened by a private person or entity shall constitute failure of a condition to Buyer's obligations under this Agreement; and

                      (ii) No order, decree or ruling of any governmental authority or court shall have been entered prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

               (e) Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, provided, however, that nothing in this Section 7.1(e) shall be construed to constitute a modification of Buyer's obligations as set forth in Section 5.5 hereof.

               (f) Laws. No statute, rule, regulation or order shall have been adopted or promulgated which materially adversely affects the Business, the Assets or the Group Entities taken together as a whole.

               (g) Financial Capacity. Buyer shall have obtained sufficient funds to purchase the Vermont Shares and the Bavaria Shares on the terms and conditions contemplated by this Agreement after using its reasonable commercial efforts to obtain such funds.

               (h) Form 403 Seller shall have provided the filing by The Telegraph Colour Library Limited at the Companies Registry of a duly executed and completed Form 403 in respect of the charge in favour of Hambros Bank Limited.

        7.2 CONDITIONS TO OBLIGATION OF UNICORN, HOLDINGS AND SELLER. The obligations of Unicorn, Holdings and Seller under this Agreement and the consummation by Unicorn, Holdings and Seller of the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by Unicorn, Holdings and Seller in writing:

               (a) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement, and complied with all covenants for which compliance by it is required under this Agreement, prior to or at the Closing.

               (b) Closing Documentation. Holdings and Seller shall have received the following documents, agreements and instruments from Buyer:

                      (i) Payment of the Purchase Price pursuant to Section 2.2 hereof and duly executed Notarial Deeds for the Vermont Shares and the Bavaria Shares described in Section 2.4(b) hereof, each in forms mutually agreeable to the parties;

                      (ii) A certificate signed by an officer of Buyer certifying as to the matters set forth in Section 7.2(a) above;

                      (iii) An opinion of Weil, Gotshal & Manges, LLP, counsel for Buyer, dated the date of the Closing and addressed to Holdings and Seller, in form and substance reasonably acceptable to Seller;

                      (iv) Copies of all consents, approvals and notices referred to in Section 3.2(b) hereof;

                      (v) A certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date certifying (A) that attached thereto are true, complete and correct copies of resolutions, as in effect on the date of such certification, duly adopted by the Board of Directors of Buyer, or a duly authorized committee thereof, approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Buyer of this Agreement and the purchase and acquisition by Buyer of the Vermont Shares and the Bavaria Shares in accordance herewith, and (B) as to the incumbency and signatures of the officers of Buyer executing this Agreement and all instruments or other documents delivered in connection with this Agreement; and

                      (vi) All other instruments and documents required by this Agreement to be delivered by Buyer to Seller and Holdings on or before the Closing.

               (c) Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by Buyer to Seller and Holdings pursuant to this Agreement shall be reasonably satisfactory to Seller, Holdings and their counsel, none of whose approval shall be unreasonably withheld or delayed.

               (d) No Litigation

                      (i) No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction; provided, however, that no such action, suit or proceeding commenced or threatened by a private person or entity shall constitute failure of a condition to Holdings' or Seller's obligations under this Agreement; and

                      (ii) No order, decree or ruling of any governmental authority or court shall have been entered prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

               (e) Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act, shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby.

                                  ARTICLE VIII


                     REMEDIES FOR BREACHES OF THIS AGREEMENT

        8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any otherwise applicable statute of limitations, all of the representations and warranties of Unicorn, Seller and Holdings contained in Section 3.1 and all of the representations and warranties of Holdings and Seller contained in Sections
4.1 - 4.24 of Annex A hereto, or in any certificate, annex or Schedule to this Agreement or prepared by Seller or Holdings in connection with this Agreement (including the Disclosure Schedule) shall survive the Closing hereunder and continue in full force and effect for the period specified below:

               (a) for the representations and warranties contained in Sections
4.6 - 4.14 and 4.16-4.24 of Annex A, until the 18 month anniversary of the Closing Date;

               (b) notwithstanding Section 8.1(a) above, for claims in relation to the lost Licensed Images or model consents with releases (or lack thereof) known to Seller prior to the date of this Agreement ("Media Claims"), until the 5 year anniversary of the Closing Date; and

               (c) for all other representations, warranties and covenants of the parties, until the expiration of the applicable statute of limitations, including extensions thereof.

        Any Party entitled to receive indemnification pursuant to this Article VIII shall use commercially reasonable efforts to seek recovery (including both cost of defence and indemnity) under applicable insurance policies with respect to any Adverse Consequences. In determining the amount payable hereunder there shall be taken into account the dollar amount of any insurance as other net proceeds actually received by (or paid for the benefit of) the party claiming indemnification hereunder with respect to the events giving rise to a claim hereunder. In the event that a Party (a "Collecting Party") receives payment under this Article VIII from another Party (a "Paying Party"), and then subsequently receives insurance proceeds with respect to the matter for which such Collecting Party received indemnification payment from Paying Party, Collecting Party shall, within two (2) business days of the receipt of such insurance proceeds, remit such proceeds to Paying Party up to the amount previously paid by Paying Party.

        8.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

               (a) In the event that any of Unicorn, Holdings or Seller breach (or in the event any third party alleges facts that, if true, would mean that any of Unicorn, Holdings or Seller has breached) any of their representations, warranties, and covenants contained herein, or in any certificate, annex or Schedule delivered pursuant hereto (except with respect to Media Claims subject of Section 8.2 (b) below), and, if there is an applicable survival period pursuant to Section 8.1 above, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 10.6 below within such survival period, then Seller agrees to indemnify Buyer, VCGLLC, Definitive Stock, VCG Holdings and Bavaria from and against the entirety of any Adverse Consequences any of the foregoing entities may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), up to, together with Adverse Consequences under Section 8.2(c), an aggregate maximum amount equal to one-half of the Purchase Price; provided, however, that Seller shall have no obligation to indemnify Buyer, VCGLLC, Definitive Stock, VCG Holdings or Bavaria from and against any Adverse Consequence (treating as a single Adverse Consequence related Adverse Consequences arising out of a single fact situation) that does not equal or exceed $25,000 ("De Minimis Claims"); and provided, further, that Seller shall have no obligation to indemnify Buyer, VCGLLC, Definitive Stock, VCG Holdings or Bavaria until all such Adverse Consequences shall exceed $2,000,000 in aggregate amount (not including any Adverse Consequences that are De Minimis Claims) at which time Seller shall be liable to Buyer, Definitive Stock, VCGLLC, VCG Holdings and Bavaria for all Adverse Consequences from the first $1 of such Adverse Consequences.

               (b) In the event Buyer makes a written claim for indemnification against Seller pursuant to Section 10.6 below within the survival period set forth in Section 8.1(b) above with respect to Adverse Consequence suffered by Buyer, VCGLLC, Definitive Stock, VCG Holdings and Bavaria as a result of Media Claims. Seller agrees to indemnify the foregoing entities from and against all such Adverse Consequences any of the foregoing entities may suffer resulting from, arising out of or relating to such lost Licensed Images on model releases, up to an aggregate maximum amount equal to $2,000,000, provided, however, that Seller shall have no obligation to indemnify Buyer, VCGLLC, Definitive Stock, VCG Holdings or Bavaria from and against any Adverse Consequences until all such Adverse Consequences shall exceed $500,000 in aggregate amount, and provided, further that Seller shall have no obligation to indemnify Buyer, VCGLLC, Definitive Stock, VCG Holdings or Bavaria from and against that first $500,000 in aggregate amount of any such Adverse Consequences.

               (c) Without duplication of any indemnification payments pursuant to Section 8.2(a), Seller and Holdings agree to indemnify the Buyer from and against (i) the Adverse Consequences of any Taxes payable by any Group Entity for any Tax accounting period ending prior to January 1, 2000 (or, in the case of a period that begins before December 31, 1999 and ends after such date, the portion thereof through December 31, 1999), and (ii) one-half of the Adverse Consequences of any income Taxes payable by any Group Entity for the period beginning January 1, 2000 and ending on the Closing Date (the "Stub Period"), up to, together with Adverse Consequences under Section 8.2(a), an aggregate maximum amount equal to one-half of the Purchase Price. Whether or not an income Tax accounting period ends on the Closing Date, income Taxes for the Stub Period for the purposes of this Section 8.2(c) shall be determined based upon a closing of the books on the Closing Date; provided, however that income Taxes for the Stub Period shall exclude any Tax attributable to any extraordinary income or gain that would not be recognized but for an action of the Buyer after the Closing Date (including, without limitation, an election under Code Section
338). With respect to any Taxes payable for the fiscal year ending December 31, 1999 (or any portion thereof), Seller and Holdings shall be liable under the first sentence of this Section 8.2(c) only to the extent that such Taxes are, in the aggregate, in excess of the accrual or reserve for Taxes as of December 31, 1999 in the Audited Vermont Financial Statements or the Bavaria Financial Statements. No claim may be brought under this Section 8.2(c) for any single Tax item

(or related series of items) which does not exceed $10,000. Any claim hereunder must be brought within the time limit specified in Section 8.1(c).


        8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER AND HOLDINGS. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, or in any certificate, annex or Schedule delivered pursuant hereto, and, if there is an applicable survival period pursuant to
Section 8.1 above, provided that Seller or Holdings makes a written claim for indemnification against Buyer pursuant to Section 10.6 below within such survival period, then Buyer agrees to indemnify Seller, VCG and Holdings from and against any Adverse Consequences any of the foregoing entities may suffer (including any Adverse Consequences Seller or Holdings may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), up to an aggregate maximum amount equal to one-half of the Purchase Price, provided, however, that Buyer shall not have any obligation to indemnify Seller or Holdings from and against any Adverse Consequence (treating as a single Adverse Consequence related Adverse Consequences arising out of a single fact situation) that does not equal or exceed $25,000 ("De Minimis Claims"); and provided, further, that Buyer shall not have any obligation to indemnify Seller, VCG or Holdings until all such Adverse Consequences shall exceed $2,000,000 in aggregate amount (not including any Adverse Consequences that are De Minimis Claims) at which time Buyer shall be liable to Seller, VCG and Holdings for all Adverse Consequences from the first $1 of such Adverse Consequences.

        8.4 MATTERS INVOLVING THIRD PARTIES.

               (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

               (e) The Indemnified Party shall (and, in the case of Buyer, shall cause the Group Entities to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Third Party Claim. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain, and (in the case of Buyer) to cause the Group Entities to retain, all books and records with respect to Tax matters pertinent to the Group Entities relating to any taxable period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller or Holdings, any extensions thereof) of the respective taxable periods, and to abide by all record retention obligations imposed by law or pursuant to agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller or Holdings, as the case may be, shall allow the other Party to take possession of such books and records.

        8.5 SOLE REMEDY. Each Party acknowledges and agrees that the foregoing indemnification provisions of this Article VIII (including the limitations set forth herein) are such Party's sole and exclusive remedy against the other Parties and their Affiliates for any claim with respect to the transactions contemplated hereby or otherwise relating to any Vermont Entity, or the Assets or the Business, and each Party hereby waives and releases any statutory, equitable or common law remedies which might otherwise be available against the other Parties and their

Affiliates. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

        8.6 UNLIMITED CLAIMS.

               (a) The proviso contained in Section 8.2 shall not apply to Seller's liability in respect of any breach of the representations and warranties contained in Section 3.1 or in Sections 4.1, 4.2, 4.3, 4.4 or 4.5 or the final sentence of Section 4.6 of Annex A, with respect to which such Party's liability shall not exceed the Purchase Price hereunder.

               (b) The proviso contained in Section 8.3 shall not apply to Buyer's liability in respect of any breach of the representations and warranties contained in Section 3.2 with respect to which such Party's liability shall not exceed the Purchase Price hereunder.

        8.7 LITIGATION CLAIM. Notwithstanding the foregoing provisions of this
Article VIII, Seller agrees to provide to Buyer (and the appropriate Vermont Entities following the Closing) with the benefit of Seller's insurance coverage to the extent that it exists with respect to any Adverse Consequences Buyer or any of the Vermont Entities may suffer in respect of the Latina claim identified and described in Section 4.17 of the Disclosure Schedule. Seller hereby represents and warrants that the Latina claim has been submitted to its insurance company and has not, as of the date hereof, received any notice of rejection or non-coverage.

                                   ARTICLE IX

                                   TERMINATION

        9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated by the Parties as provided below:

               (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) Buyer may terminate this Agreement by giving written notice to each of Seller, Holdings and Unicorn at any time prior to the Closing if the Closing shall not have occurred on or before March 26, 2000, by reason of the failure of any condition precedent under Section 7.1(a) - (d) and 7.1(f) or (g) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement, including, without limitation, Buyer's covenant set forth in Section 5.5 hereof, or unless the failure otherwise relates to the HSR Act);

               (c) Any of Seller, Holdings or Unicorn may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before March 26, 2000, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

        9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 9.2, Section 9.3 (if applicable) and in all other provisions which are stated to survive any termination of this Agreement, including, without limitation, Sections 5.2, 5.3, 10.6, 10.7, 10.8, 10.9, 10.12, 10.16 and 10.20.

        9.3 LIQUIDATED DAMAGES. Notwithstanding any other provision hereof, the Parties hereby agree that, in the event that the transactions contemplated hereby are not consummated by March 26, 2000 Buyer shall pay to Seller and Holdings (in such proportion as Seller and Holdings shall indicate jointly in writing to Buyer), as liquidated damages and a break-up fee, and not as a penalty, the aggregate amount of $2,000,000, except in the event that the transactions contemplated are not consummated as a result of the failure of the conditions to Closing set forth in Sections 7.1(a),(b),(c) (unless Buyer unreasonably withholds or delays with respect to Section 7.1(c)) or (d) (with respect to Section 7.1(d) to the extent such litigation does not arise out of the action of Buyer.)

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 ENTIRE AGREEMENT. This Agreement (including the Annexes, Exhibits, Schedules and documents attached hereto or referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.

        10.2 NO THIRD-PARTY BENEFICIARIES.

               (a) Except as otherwise expressly provided for in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any employee of Seller, VCG, VCGLLC, Holdings, Buyer, Definitive Stock, VCG Holdings, Bavaria or any Subsidiary of the foregoing, or any other Person, other than the Parties hereto (and their successors and permitted assigns), any rights, remedies or other benefits under or by reason of this Agreement.

               (b) The Parties hereto agree and acknowledge that after the Closing Date: (i) VCGLLC, Definitive Stock, VCG Holdings and Bavaria are intended third party beneficiaries under this Agreement and are independently entitled to avail themselves of all the rights and remedies of Buyer hereunder and all benefits related thereto, and VCG is an intended third party beneficiary under this Agreement and is independently entitled to avail itself of all of the rights and remedies of Seller hereunder and all benefits related thereto.

        10.3 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties, provided, however, that Buyer may assign, without the approval of the other parties, all or any portion of its rights hereunder to any entity directly or indirectly owned wholly by Buyer, in which extent Buyer shall, notwithstanding such assignment, remain wholly and solely liable for the obligations, representations, warranties and covenants of Buyer hereunder and under any certificate, schedule, annex or other agreement delivered pursuant hereto.

        10.4 COUNTERPARTS. This Agreement may be executed by exchanging executed copies or facsimile signatures and in any number of counterparts, and by any Party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any Party hereto to produce or account for more than one such counterpart executed and delivered by such Party.

        10.5 HEADINGS. The Article and Section headings, and the table of contents, contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.6 NOTICES. All notices, certificates, requests, demands, claims, and other communications hereunder shall be given in writing and shall be delivered personally (including by personal courier or delivery service) or sent by facsimile, telex or telegram or by the registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following address (or at such other addresses as the shall be specified by like notice):

        IF TO UNICORN,
        SELLER OR HOLDINGS:                 COPY TO:

        c/o United News & Media plc         Carter, Ledyard & Milburn
        Ludgate House                       Two Wall Street
        245 Blackfriars Road                New York, New York 10005
        London SE1 9UY, England
        Facsimile No.011 44 171 928 2728    Facsimile No.: 212-732-3232
        Attention: Company Secretary        Attention: James E. Abbott

        IF TO THE BUYER:                    COPY TO:

        Getty Images Inc.                   Weil, Gotshal & Manges, LLP
        701 North 34th Street               767 Fifth Avenue
        Suite 4000                          New York
        Seattle, Washington 98103           New York 10153
        Facsimile No.206 268 1201           Facsimile No.212 310 8007
        Attention:Suzanne Page              Attention: Stephen Besen

        Getty Images Inc.
        475 Park Avenue South
        31st Floor
        New York
        New York 10016
        Facsimile No 212 471 5299
        Attention:_______________

Any notice given personally or by mail or telegram shall be effective when received. Any notice given by telex or facsimile shall be effective when the appropriate telex or facsimile answerback is received.

        10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (without giving effect to any choice or conflict of law provision or rule, whether of the State of New York or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of New York).

        10.8 RETURN OF INFORMATION. If for any reason whatsoever the sale and purchase of the Vermont Shares and the Bavaria Shares pursuant to this Agreement is not consummated, Buyer shall promptly return to Seller and Holdings all books, records and documents of Seller, Holdings and the Group Entities (including all copies, if any, thereof) furnished by Seller or Holdings or any of their respective Affiliates, agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except that one copy of all such information may be retained in the files of Buyer's legal department.

        10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Unicorn, Holdings and Seller. Any Party hereto may, by written notice to the other Parties, waive any provision of this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        10.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        10.11 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the Parties will bear its own costs and expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

        10.12 CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        10.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to "Section 4".x shall refer to Section 4.x of Annex A.

        10.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

        10.15 SUBMISSION TO JURISDICTION. IF ANY PARTY SHALL HAVE THE RIGHT TO SEEK RECOURSE TO A COURT WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, THEN ANY ACTION OR PROCEEDING IN RESPECT OF ANY SUCH DISPUTE SHALL BE BROUGHT EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK ( THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS FOR SUCH PURPOSES, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH

ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH
SECTION 10.6 OF THIS AGREEMENT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. BUYER IRREVOCABLY DESIGNATES GETTY IMAGES INC.'S NEW YORK OFFICE AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND TAKING ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT UPON THE CHOSEN COURTS AND THE BUYER STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST. EACH OF SELLER, HOLDINGS AND UNICORN IRREVOCABLY DESIGNATES C.T. CORPORATION AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND TAKING ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT UPON THE CHOSEN COURTS AND EACH OF SELLER, HOLDINGS AND UNICORN STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

        10.16 FULFILLMENT OF OBLIGATIONS. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

        10.17 SCHEDULES. The inclusion of any matter in any schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion thereon shall expressly not be deemed to constitute admission by either Party, or otherwise imply, that any such matter is material or create a measure for materiality for the purposes of this Agreement.

        10.18 DEFINITION OF "ORDINARY COURSE". For purposes of this Agreement, the term "ordinary course" as it relates to the Business prior to the Closing means in a manner substantially the same as that normally employed by Seller in the ordinary course with respect to businesses it holds with a view towards operating and maintaining such businesses rather than a view towards the sale of such businesses to a third party.

        10.19 ATTORNEY'S FEES. In any proceeding brought by any Party hereto to enforce this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees incurred by the prevailing Party in connection therewith, plus court costs and experts' fees..

                                 **************

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Seller, Holdings, Unicorn and Buyer have each executed or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date first above written.

                                  GETTY IMAGES INC.


                                  By: /s/ NICHOLAS EVANS-LOMBE
                                     ------------------------------------
                                  Name:  Nicholas Evans-Lombe
                                  Title: Senior Vice President, Strategy
                                         and Corporate Development


                                  UNITED BUSINESS INFORMATION B.V.


                                  By: /s/ R. RAN DER RHEE
                                     ------------------------------------
                                  Name:  R. Ran Der Rhee
                                  Title: Managing Director


                                  LUDGATE HOLDINGS GMBH


                                  By: /s/ EDWIN PINEDO
                                     ------------------------------------
                                  Name:  Edwin Pinedo
                                  Title: Director


                                  UNITED NEWS & MEDIA PLC


                                  By: /s/ CHARLES STERN
                                     ------------------------------------
                                  Name:  Charles Stern
                                  Title: Director

                                                                         ANNEX A


        4.1 INTEREST IN RELATED ENTITIES. Except as set forth in Section 4.1 of the Disclosure Schedule, neither Seller, Holdings nor any Affiliate of Seller or Holdings (i) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to any Group Entity, (ii) has a direct or indirect interest in or is a party to any contract or agreement to which any Group Entity is a party, or
(iii) owns directly or, to the Knowledge of Seller, indirectly, any tangible or intangible property which any Group Entity uses in the conduct of the Business, or (iv) has any outstanding indebtedness to any Group Entity. For purposes of this Section, any investment by Seller, Holdings or any Affiliate of Seller or Holdings in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, which investment represents no more than 5% of the outstanding voting power of such company, shall be deemed not to constitute a direct or indirect interest in such company.

        4.2 ORGANIZATION; QUALIFICATION; POWER. VCG Holdings is a corporation duly organized and validly existing and in good standing under the laws of England and Wales. Bavaria is a corporation duly organized and validly existing in good standing under the laws of Germany. Definitive Stock is a corporation duly organised, validly existing and in good standing under the laws of Delaware. VCGLLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware Each of the Subsidiaries of Bavaria, VCG Holdings, Definitive Stock and VCGLLC is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of domicile. The Group Entities have all requisite corporate power and authority to own, lease and operate the Assets and to carry on the Business as it is now being conducted, except to the extent any failure to be so empowered or authorized does not have a Material Adverse Effect. Prior to the Closing, Seller and Holdings shall have delivered to Buyer true, complete and correct copies of the Articles of Association or other organizational document (including all amendments thereto) and the By-Laws, as currently in effect, of each of the Group Entities. Each of the Group Entities is duly qualified or licensed and in good standing (with respect to jurisdictions that recognize such a concept) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The information contained in the Excerpt from the Commercial Register at the Lower Court of Dusseldorf under number HRB 37832 dated __________, 2000 in regard to Bavaria is true, correct and, with regard to the information which has to be registered, complete.

               Seller represents and warrants that the records and minutes of the meetings of the shareholders and the boards of directors as well as the reports of the statutory auditors of Pix SA, Photographie Giraudon SA and, where applicable, iSwoop EURL, have been maintained in accordance with French law since the respective dates of incorporation thereof.

               Any shares in Pix SA held by Pix SA as a result of the Merger have been acquired, held and recorded in accordance with French law governing the merger by absorption of a company by the subsidiary thereof.

        4.3 CAPITALIZATION. All of the Vermont Shares and the Bavaria Shares are duly authorized, validly issued, fully paid and non-assessable. No depository certificates of shares in the share capital of Vermont or Bavaria have been issued. Section 4.3 of the Disclosure Schedule sets forth a list of all of the Group Entities, the number of shares of each such entities' authorized capital stock and the number and class of shares thereof duly issued and outstanding or, if the entity is a limited partnership, the partnership's capital and the capital contributions including their respective amounts. Each outstanding share of capital stock of each of the Group Entities is duly authorized, validly issued fully paid and non-assessable. The capital contributions of group entities being limited partnerships have been duly taken over, fully paid and are non-assessable. Seller owns all of the outstanding shares of capital stock of VCG, which owns all of the outstanding shares of capital stock or other equity interests of VCG Holdings, Definitive Stock and VCGLLC, in each case free and clean of all encumbrances. Bavaria owns directly or indirectly all of the outstanding shares of capital stock or all of the capital contributions of the partnership capital of each Bavaria Entity (other than Bavaria) free and clear of all Encumbrances. There are no pre-emptive rights, whether at law or otherwise, to purchase any of the securities of Vermont or Bavaria and there are no outstanding options, warrants, subscriptions, agreements, plans or other commitments pursuant to which any Group Entity is or may become obligated to sell or issue any security.

        4.4 INVESTMENTS. Except as set forth in Section 4.4 of the Disclosure Schedule, as of the Closing Date, no Group Entity owns or maintains, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

        4.5 NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Seller and Holdings of their respective obligations hereunder and under the agreements to be executed and delivered pursuant hereto, do not and will not conflict with or violate any of the terms of the Articles of Association, By-Laws or other organizational documents of Seller, VCG or any Group Entity.

        4.6 TITLE TO ASSETS; ENCUMBRANCES; DEBT. The Group Entities own, lease or have the legal right to use all of the material Assets, including, without limitation, real and personal property, presently used in the conduct of the Business of the Group Entities, or which is otherwise owned, leased or used by the Group Entities and, with respect to contract rights, enjoys the right to the benefits of all material Contracts. The Group Entities have good and marketable title to the Assets (except with respect to the Intellectual Property included in such Assets, with respect to which, to the Knowledge of Seller, the Group Entities have good and marketable title), free and clear of all Encumbrances, except those specified in Section 4.6 of the Disclosure Schedule, liens for taxes not yet due and payable, and Encumbrances that do not in the aggregate have a Material Adverse Effect on the value or use by the Group Entities of the Assets and the Intellectual Property, as currently used. At the Closing, and following repayment of all Intercompany Debt, the Group Entities shall be free of all debt of whatever kind or nature, except for debts between the Group Entities, accounts payable and other liabilities arising in the ordinary course of business.

        4.7 POSSESSION. Except as set forth in Section 4.7 of the Disclosure Schedule, no other Person has a right of possession or, to the Knowledge of Seller, claims possession of any material part of the Assets, except for the rights of lessors over (a) the leased Personal Property identified in Section
4.8 of the Disclosure Schedule and (b) the leased Real Property identified in
Section 4.9 of the Disclosure Schedule.

        4.8 PERSONAL PROPERTY.

               (a) Set forth in Section 4.8(a) of the Disclosure Schedule is a list of all material machinery and equipment, apparatus, motor vehicles, furniture, furnishings and fixtures owned or leased by the Group Entities (the "Personal Property").

               (b) Each lease of Personal Property is valid and in full force and effect, and none of the Group Entities is in default on any of their material obligations under such leases and there is no event or condition that with the giving of notice or the passage of time, or both, would create such a default other than defaults that in the aggregate would not result in a Material Adverse Effect. To the Knowledge of Seller, (i) no lessor under any of such leases is in default of any of its obligations thereunder and (ii) there is no event or condition that with the giving of notice or the passage of time, or both, would create a default by any such lessor under any such lease. The Personal Property has been maintained in good operating condition (in each case taking into account the age of such Personal Property) a manner consistent with the ordinary course of the Business.

        4.9 REAL PROPERTY.

               (a) No Owned Real Property. The Group Entities do not own any real property.

               (b) Leased Real Property. Section 4.9 of the Disclosure Schedule sets forth all leases, subleases and other agreements under which any Group Entity uses or occupies or has the legal right to use of occupy, now or in the future, any real property (the "Leases").

               (c) Compliance with Leases. Each of the Leases and each lease of real property identified in Section 4.22 of the Disclosure Schedule is valid and in full force and effect, and the Group Entities are not in default on any of their obligations under such Leases and, to the Knowledge of Seller, there is no event or condition that the giving of notice or the passage of time, or both, would create such a default other than, in each case, defaults that in the aggregate would not have a Material Adverse Effect. To the Knowledge of Seller,
(i) no lessor under any of such leases is in default of any of its obligations thereunder and (ii) there is no event or condition that with the giving of notice or the passage of time, or both, would create a default by any such lessor under any such lease.

               (d) Pix Lease. To the extent required, the principal lessor consented to the sublease entered into between Photographie Giraudon SA, as sub-lessee, and Agence Generale d'Image, AGI SA, as sub-lessor, dated 1 October, 1994.

        4.10 INTELLECTUAL PROPERTY.

               (a) Section 4.10 (a) of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, trademark and service mark registrations, trademark and service mark applications and, to the knowledge of Seller, all material common law trademarks and service marks, registered copyrights and copyright applications, and Internet domain names, in each case owned by a Group Entity and material to the business of the Group Entities ("Listed Intellectual Property"), (ii) Software (as defined herein), and (iii) licenses, sublicenses, and other agreements pertaining to Intellectual Property, Software or Images (as defined herein) to which a Group Entity is a party, including agreements with major Internet service providers and major Internet portals, in each case that are material to the business of the Group Entities ("Licensed Intellectual Property"). For purposes hereof, "Intellectual Property" means any and all of the following, but excluding Images: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, intent to use registrations, trade names, trade dress, slogans, logos, and Internet domain names, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof and (iv) confidential and proprietary information. For purposes hereof, "Owned Intellectual Property" means Listed Intellectual Property and any copyright, confidential proprietary information including trade secrets and knowhow, owned by a Group Entity and, to the knowledge of Seller, material to the business of the Group Entity, "Image" means a reproduction of any artwork, photograph, illustration, font, video, clip art, map art, film, animation or any other type of image. For purposes hereof, "Software" means all material computer software developed by or on behalf of a Group Entity, or used by a Group Entity, including all material computer software and databases operated or used by Vermont or Bavaria on their web sites or used by Vermont or Bavaria in connection with processing customer orders, storing customer information, storing Image related vendor information, or storing and archiving Images. For purposes hereof, "Approved Images" means Images used or held for use by the Group Entities in connection with their business for which a Group Entity has the right to grant licenses or sublicenses in writing to third parties. For purposes hereof, "Unapproved Images" means Images used or held for use by the Group Entities in connection with their business which are not Approved Images (the Approved Images and Unapproved Images collectively being "Licensed Images").

               (b) To the Knowledge of Seller, the use of the Owned Intellectual Property, Software, Licensed Images, and Licensed Intellectual Property by the Group Entities in the ordinary course of business does not infringe upon or misappropriate the valid Intellectual Property rights of any third party. Except as set forth in section 4.10(b) of the Disclosure Schedule, no claim has been received that the use of the Owned Intellectual property, Software, Licensed Images, or Licensed Intellectual Property in the ordinary course of business does or may infringe upon or misappropriate the Intellectual Property rights, right of privacy or right of publicity of any third party.

               (c) The Group Entities are the owner of the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property, and the Group Entities are entitled to use the Owned Intellectual Property in the ordinary day-to-day conduct of business.

               (d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the material Intellectual Property and Software used in the ordinary day-to-day conduct of the business of the Group Entities, and there are no other items of Intellectual Property or Software that are material to such ordinary day-to-day conduct of such business. Except as set forth in
Section 4.10(d) of the Disclosure Schedule, to the knowledge of Seller, the Owned Intellectual Property and Licensed Intellectual Property, is not subject to any claim or challenge in relation to subsistence, validity or enforceability and has not been adjudged invalid or unenforceable in whole or part and, to the actual knowledge of the Seller, the Listed Intellectual Property is subsisting, valid and enforceable.

               (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, no claims have been made, asserted, are pending, or, to the Knowledge of Seller, threatened against a Group Entity, and no international agent licensee of the Owned Intellectual Property or end user of the Owned or Licensed Intellectual Property has informed Seller that any claims have been made, asserted, are pending or threatened against a Group Entity, (i) based upon or challenging or seeking to deny or restrict the use, license, sublicense, distribution, display, copying, performance, marketing or creation of derivative works by a Group Entity of any of the Owned Intellectual Property or Licensed Intellectual property, (ii) alleging that any services provided by, processes used by, licenses by, sublicenses by, distribution by, display by, copying by, performances by, marketing by or creation of derivative works by or products manufactured or sold by a Group Entity infringe upon or misappropriate any Intellectual Property right, right of privacy or right of publicity of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement and to the Knowledge of Seller no such claims have been made, asserted, are pending, or threatened against any third party licensor, any licensee, or end user of the Owned Intellectual Property.

               (f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, to the Knowledge of Seller no person is engaging in any activity that infringes upon the Owned Intellectual Property or any Intellectual Property Licensed to the Group Entities under the Licensed Intellectual Property. No Group Entity has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property on a free or `pro bono' basis without the consent of or a licence from the owner of such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or material impairment of any of the Owned Intellectual Property.

               (g) Seller and Holdings have delivered or made available to the Buyer correct and complete copies of all the material licenses and sublicenses of the Licensed Intellectual Property (excluding for such purposes all Images included therein) including all amendments thereto, and all current standard forms of all model and property releases which are in the custody, or under the control, of Seller, Holdings and the Group Entities.
With respect to each such material license and sublicense:

                      (i) such license or sublicense is valid and binding and in full force and effect with respect to the Group Entities and, to the knowledge of the Seller, with respect to the relevant counterparty and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                      (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transaction contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor other than a Group Entity a right to terminate such license or sublicense;

                      (iii) Except as set forth in Section 4.10 of the Disclosure Schedule, (A) no Group Entity has received any notice of termination or cancellation under such license or sublicense, (B) no Group Entity has received any notice of a breach or default under such license or sublicense, which breach has not been cured, and (C) to the Knowledge of the Seller no Group Entity has granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense; and

                      (iv) no Group Entity, nor, to the Knowledge of Seller, any other party to such license or sublicense is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

               (h) To the Knowledge of Seller, the Software is as of the Closing Date free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems in each case which is of a material nature that disrupts its operation or have an adverse impact on the operation of other software programs or operating systems. The Group Entities do not import or export from the United States any Software. No rights in the Software have been transferred to any third party except to the customers of a Group Entity to whom a Group Entity licensed such Software in the ordinary course of business.

               (i) The Group Entities have the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Group Entities, or that is required to operate or modify the Software in a manner necessary for the ongoing operation of the business. The Software which the Group Entities purport to own was either developed (i) by employees of the Group Entities within the scope of their employment; (ii) by independent contractors who have assigned their rights to the Group Entities pursuant to enforceable written agreements; or (iii) has otherwise been rightfully assigned. The source code for such Software is maintained on the premises of the Group Entities and can be compiled from the associated source code without undue burden. The Group Entities have copies of all material documentation which exists relating to use, maintenance and operation of such Software used in the conduct of the Business.

               (j) The Group Entities have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the Knowledge of
Seller: (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of any Group Entity by any person, (ii) no employee, independent contractor or agent of any Vermont Entity has misappropriated any material trade secrets of any other person in the course of such performance as an employee, independent contractor or agent and (iii) no Employee, independent contractor or agent of any Group Entity is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of proprietary rights agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned or Licensed Intellectual Property.

               (k) To the Knowledge of Seller, the Internal MIS Systems are Euro Compliant. For purposes hereof, "Internal MIS Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities and applications software) used in the ordinary course of the Business that process financial information and that are material to the operation of the Business, including, where applicable, payroll, accounting, billing/receivables, purchasing payables, inventory, asset tracking, customer service, and human resources. For purposes hereof, "Euro Compliant" means that the Internal MIS Systems will record, store, process and present currency denominated in Euros, in the same manner, and with the same functionality, as the Internal MIS Systems record, store, process and present currencies denominated in U.S. Dollars and major European currencies.

               (l) The Group Entities have obtained the necessary permissions from the appropriate parties for links on its web sites to third party web sites and to use third party marks in association with those links.

               (m-1) To the Knowledge of the Seller, the Group Entities have obtained all necessary releases and permissions in writing for the use of any artists' name, biography, likeness, and Image used in marketing and advertising materials distributed by the Group Entities. Except as set forth in Section 4.10(m) of the Disclosure Schedule, the Group Entities' registered trademarks and service marks as listed at Section 4.10(a) of the Disclosure Schedule have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Tradesman Office or such other domestic or foreign office of appropriate jurisdiction, and such registrations, filings, issuances and other actions remain in full force and effect, are current and unexpired.

               (n) Except for public domain imagery as set forth in Section 4.10(n) of the Disclosure Schedule, the Group Entities validly own or license all Images used or held for use by a Group Entity which are material to the operation of the business of any Group Entity as currently conducted. With respect to each Image owned by a Group Entity ("Owned Images"), the Group Entity, as applicable, has the right to display, reproduce, distribute, sell, market, perform, advertise, bundle with other derivative works, create derivative works, license and sublicense the use of such Image to the extent required for the continued day-to-day operation of the business in a manner consistent with past practices. The Owned Images and Licensed Images include all of the Images used or held for use by the Group Entities which are material to the day-to-day operation of the business as currently conducted. With respect to the public domain Images offered by the Group Entities, each Image, to the Knowledge of Seller, does not require a license or the payment of a fee for the Group Entities' use in a manner consistent with past practice. Without prejudice to the generality of the foregoing, nothing in this Section shall be deemed to be or construed as a representation or warranty with respect to the Licensor's ownership or license of Images.

               (o) To the Knowledge of Seller, (a) no Group Entity has granted any license, sublicense or other right to any other person with respect to any Unapproved Images (b) no Group Entity has granted any license, sublicense or other right to any other person with respect to any Approved Image that would constitute a breach of any agreement or license pertaining to such Approved Image, and (c) except as disclosed at Section 4.10 of the Disclosure Schedule no Group Entity has granted any license, sublicense or other right to any other person with respect to any Approved Image for which such Group Entity has no model or property release where such licence, sub-licence or other right would constitute a breach of a third party's rights without such model or property release.

               (p) To the Knowledge of the Seller, (a) the display, sale, marketing, distribution, bundling with other works, creation of derivative works, copying, marketing, performance and advertising of the Licensed Images, and the licensing and sublicensing of Approved Images as done, authorized or agreed to by the Group Entities does not infringe upon the Intellectual Property right, right of publicity, or right of privacy of any third party, and (b) the display, sale marketing, performance, distribution, bundling with other works, creation of derivative works, copying and advertising of the Licensed Images, and the licensing and sublicensing of Approved Images, as done, authorized or agreed to by the Group Entities does not constitute a breach of any agreement or license to which a Group Entity is a party.

               (q) Except as set forth in Section 4.10(q) of the Disclosure Schedule, no claims have been made, asserted, are pending, or to the Knowledge of Seller threatened, against any Group Entity, and no international agent licensee of the Licensed Images or end user of the Licensed Images has informed Seller that any claims have been made, asserted, are pending or threatened against a Group Entity, (i) based upon or challenging or seeking to deny or restrict the display, sale, marketing, performance, distribution, bundling with other works, creation of derivative works, copying, advertising, licensing or sublicensing by any Group Entity of any of the Licensed Images, (ii) alleging that the sale, reproduction, distribution, bundling with other derivative works, creation of derivative works, copying, advertising, licensing or sublicensing of the Licensed Images by any Group Entity or in accordance with the terms granted by any Group Entity does or may infringe upon the Intellectual Property rights, right of publicity, right of privacy of any third party, (iii) claiming in respect of loss or damage to Licensed Images, (iv) claiming in respect of model or property releases (or lack thereof) in respect of the Licensed Images, (v) challenging the ownership of the Owned Images or the Group Entities' rights to the Licensed Images, and to the Knowledge of Seller, no such claims have been made, asserted, are pending, or threatened against any third party licensor, any licensee, or any end user of a Licensed Images or an international agent for a Group Entity. Except as set forth in Schedule 4.10(q) of the Disclosure Schedule, no person has requested indemnification from any Group Entity based on the proper use of an Owned Image or Licensed Image within the last 24 months.

               (r) To the Knowledge of Seller, no person is engaging in any activity that infringes upon the Licensed Images or upon the rights of any Group Entity therein. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any right of a Group Entity to sell, copy, market, advertise, perform, bundle with other works, create derivative works of, distribute or sublicense any of the Licensed Images.

               (s) To the Knowledge of the Seller, except as set forth in
Section 4.10(s) of the Disclosure Schedule, each of the Group Entities has, prior to any display, bundling, marketing, performance, advertisement, sale, reproduction, distribution or sublicensing of any Licensed Image, obtained in writing all such releases and/or other third party consents or authorizations required by law for such display, bundling, marketing, performance, advertisement, sale, reproduction, distribution or sublicensing, or taken reasonable steps to ensure that such releases, consents or authorizations have been given. Except as set forth in Schedule 4.10(s) of the Disclosure Schedule the Group Entities have not entered into any contract under which a Group Entity has assumed any obligation for the storage and handling of Images outside of the ordinary course of business.

               (t) With respect to each material license or agreement by which Vermont or Bavaria has obtained the right to display, perform, advertise, market, sell, reproduce, distribute, bundle with other derivative works, create derivative works, market copy, license or sublicense the Licensed Images or by which Vermont or Bavaria has granted to any third party the right to display, sell, reproduce, perform or distribute any Licensed Images:

                      (i) such license or agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Group Entities and, to the Knowledge of the Seller, with respect to the relevant counterparty and represents the entire agreement between the parties thereto with respect to the subject matter thereof;

                      (ii) such license or agreement will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or agreement, or otherwise give any party thereto a right to terminate such license or agreement;

                      (iii) except as set out in Section 4.10 of the Disclosure Schedule, with respect to each such license or agreement, (A) no Group Entity has received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms (B) no Group Entity has received any notice of a breach or default under such license or agreement which breach or default has not been cured, and (C) to the Knowledge of the Seller no Group Entity has granted to any other person any rights, adverse or otherwise, under such license or agreement that would constitute a breach of such licence or agreement; and

                      (iv) none of the Group Entities nor, to the Knowledge of Seller, any other party to such license or agreement, is in breach or default thereof in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement.

               (u) No Group Entity has granted to any Person the right to distribute or sell the Licensed Images except in the ordinary course of business.

               (v) Section 4.10(v) of the Disclosure Schedule identifies each material contract between Group Entity and a photographer or other content provider to a Group Entity that has been terminated or revoked since January 1, 1998 that involves the display, reproduction, distribution, creation of derivative works, bundling with other works, licensing or sublicensing the use of any Image owned or controlled by such third party.

               (w) All publicly and freely available electronic versions of Owned Images and Licensed Images with a resolution level at or above "comping resolution" distributed or made available by the Group Entities on a web site, contain watermarks or similar protection mechanisms advertising or marketing material.

        4.11 ENVIRONMENTAL PROTECTION.

               (a) Except as set forth in Section 4.11 of the Disclosure
Schedule:

                      (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Seller, threatened, by any person or Governmental Authority against, any Group Entity with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect;

                      (ii) to the Knowledge of Seller, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Vermont Entity which circumstance, individually or in the aggregate, would have a Material Adverse Effect; and

                      (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would have a Material Adverse Effect.

               (b) For purposes of this Section, the following terms shall have the meanings set forth below:

                      (i) "Group Entity" shall include any entity which is, in whole or in part, a predecessor of any Group Entity;

                      (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, in each case to the extent in effect on the date hereof;

                      (iii) "Environmental Liabilities" means any and all liabilities of or relating to the Group Entities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) have arisen under or relate to matters covered by Environmental Laws and (B) have arisen from actions occurring or conditions existing on or prior to the Closing; and

                      (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

        4.12 FINANCIAL STATEMENTS. Seller has previously furnished Buyer with a true and complete copy of the audited consolidated balance sheets of VCG as of December 31, 1999 and the related audited statements of income for the fiscal year then ended including the notes thereto (the "Audited Vermont Financial Statements"). Holdings has previously furnished Buyer with a true and complete copy of the unaudited consolidated balance sheets of Bavaria as of December 31, 1999 and the related statements of income for the fiscal year then ended (the "Bavaria Financial Statements"). Subject to the elimination of transactions and balances between the Vermont Entities and transactions and balances between the Bavaria Entities, the Audited Vermont Financial Statements and the Bavaria Financial Statements present fairly in all material respects the financial position of the Group Entities results of operations and changes in financial position and the income of the Business for the period ended on the date thereof in conformity with generally accepted accounting principles in the relevant country where such statements were prepared, applied on a consistent basis. There are no debts, liabilities or obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, to the extent required by GAAP to be reflected on financial statements ("Liabilities") of any Group Entity, other than Liabilities (i) reflected or reserved against on the Audited Vermont Financial Statements and the Bavaria Financial Statements or (ii) incurred in the ordinary course of business, consistent with the past practices of the Group Entities, since December 31, 1999, provided, however, that to the extent any such Liabilities exist, they shall be offset against any assets reflected on the Audited Vermont Financial Statements and the Bavaria Financial Statements which are later determined to have a greater value than as reflected thereon.

        4.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.13 of the Disclosure Schedule, since the date of the Audited Vermont Financial Statements and the Bavaria Financial Statements, there has not been any event, change or effect which has had or would reasonably be expected to have a Material Adverse Effect in the financial condition, properties, business, results of operations or, to the Knowledge of Seller, prospects of the Group Entities taken as a whole. None of the Group Entities are currently in default on any installment or installments on indebtedness for borrowed money, or on any rental payment on any long-term lease.

        4.14 ABSENCE OF CHANGES. Except as set forth in Section 4.14 of the Disclosure Schedule, since the date of the Audited Vermont Financial Statements and the Bavaria Financial Statements, the Business has been operated in the ordinary course, and there has not been incurred, nor has there occurred:

               (a) Any material damage, destruction or loss (whether or not covered by insurance), adversely affecting the Business or any of the material Assets;

               (b) Any issuance, declaration, setting aside or payment of any dividend or other distribution of cash or property on any of the capital stock of any Group Entity, or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of any Group Entity or any agreement or commitment by any Group Entity to do so;

               (c) Any strikes, work stoppages or other material labor disputes involving any Employees;

               (d) Any sale, transfer or other disposition of any of the Assets, except for sales made in the ordinary course of business;

               (e) Any amendment, termination, waiver or cancellation of any Material Agreement included in the Assets, or of any right or claim thereunder;

               (f) Any (i) general uniform increase in the compensation of the Employees of the Group Entities (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), other than in the ordinary course of business and consistent with past practice,
(ii) increase in any compensation payable by any Group Entity to any officer, director, Employee, consultant or agent of any Group Entity, other than in the ordinary course of business and consistent with past practice, (iii) loan or commitment therefor made by any Group Entity to any officer, director, stockholder, Employee, consultant or agent of a Group Entity, (iv) grant of any severance or termination pay to any director, officer or Employee of any Group Entity, or (v) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee of any Group Entity.

               (g) Any change in the accounting methods, procedures or practices followed by the Group Entities;

               (h) Any material change in policies, operations or practices of the Group Entities, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, as well as payments of liabilities;

               (i) Any sales contracts or commitments which will be materially in excess of the capacity of the Group Entities as of the Closing Date;

               (j) Any purchase contracts or commitments materially in excess of the requirements of the Business in the ordinary course;

               (k) Except as contemplated by clause (i) of Section 5.8 hereof, any capital appropriation, expenditure or commitment therefor by the Group Entities;

               (l) Except as contemplated by clauses (ii) and (iii) of Section
5.8 hereof and except with respect to the Severance Plans, any material change in policies, operations or practices of the Group Entities concerning the Employees thereof, including, without limitation, with respect to any Employee fringe Benefit Plans;

               (m) Any event, occurrence or development within the control of Seller and the Group Entities which has, or would reasonably be expected to have a Material Adverse Effect;

               (n) Any creation or assumption by any Group Entity of any Encumbrance on any Asset other than in the ordinary course of business, consistent with past practice;

               (o) Any making of any loan, advance or capital contribution to or investment in any person by any Group Entity, involving an amount in excess of Two Hundred Thousand Dollars ($200,000);

               (p) Any making or rescission of any material express or deemed election relating to Taxes, settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal and foreign income tax returns; and

               (q) Any agreement, whether in writing or otherwise, for any Group Entity to take any of the actions enumerated in this Section 4.14 or any other material action outside of the ordinary course of business.

        4.15 TAX MATTERS. Except as will be disclosed prior to the Closing Date in a Schedule 4.15:

               (a) (i)each U.S. Group Entity (as defined below) utilizes the accrual method of accounting for computing its federal income Tax liability;
(ii) to the Knowledge of Seller, all Returns required to be filed by or on behalf of any Group Entity have been timely filed in accordance with all applicable laws (including allowance for extension of time to file); (iii) to the Knowledge of Seller, such Returns are true, correct and complete in all material respects (excluding, however, any inaccuracy the correction of which would not cause a net Tax deficiency on such Returns); (iv) all Taxes shown on such Returns as due and payable have been paid; (v) each Group Entity has maintained with respect to transfer pricing proper intercompany agreements and concurrent and supporting documentation as required under OECD guidelines, such that no transfer pricing amounts will be denied as deductions in any jurisdiction by reason of a lack of proper agreements or supporting documentation; (vi) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the income, properties, employees or operations of the Group Entities; (vii) to the Knowledge of Seller, all Taxes which the Group Entities are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Taxing Authority to the extent due and payable; and (viii) to the Knowledge of Seller, no power of attorney with respect to any Tax matter of any Group Entity is currently in force.

               (b) Each Group Entity that is a U.S. corporation (a "U.S. Group Entity"), or is a non-U.S. corporation but is engaged in trade or business in the United States, has filed all reports and has created and/or retained all records required under Code Section 6038A with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Code Section 6038A with respect to transactions between such Group Entity and the related foreign person has maintained such records. All documents that are required to be created and /or preserved by the related foreign person with respect to transactions with any such Group Entity are either maintained in the United States, or such Group Entity is exempt form the record maintenance requirements of Code Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. No such Group Entity is a party to any record maintenance agreement with the Internal Revenue Service with respect to Code Section 6038A.

               (c) There is no action, suit, proceeding, investigation, audit or claim currently pending or, to the Knowledge of Seller, threatened, regarding any Taxes relating to the income, properties or operations of the Group Entities.

               (d) No U.S. Group Entity (i) nor any Person on behalf of any U.S. Group Entity has (A) executed or entered into a closing agreement pursuant to Code Section 7121 (or any similar provision of U.S. state or local law) that is currently in force and determines the Tax liabilities of the U.S. Group Entities or (B) agreed to or is required to make any adjustments pursuant to Code Section 481(a) by reason of a change in accounting method initiated by (or on behalf of) any U.S. Group Entity, nor does Seller have Knowledge that any Taxing Authority has proposed any such adjustment or change in accounting method, nor does any U.S. Group Entity have any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or operations of any of the U.S.Group Entities or (ii) is subject to any private letter ruling of the Internal Revenue Service nor is any request for such a ruling pending with the Internal Revenue Service.

               (e) (i) No Group Entity has executed or entered into a binding agreement with a non-U.S.Taxing Authority, similar to a Closing Agreement pursuant to US Code Section 7121, that is currently in force and will determine the Tax Liability of such Group Entity for any period ending after the Closing Date; and (ii) to the Knowledge of Seller, no Group Entity is subject to any written ruling addressed to it by a non-U.S. Taxing Authority, comparable to a private letter ruling of the Internal Revenue Service, nor has any such ruling been requested.

               (f) No Group Entity (i) is treated for any taxation purpose as resident in a country other than the country of its incorporation or (ii) has been subject to a claim by a Taxing Authority in a jurisdiction where a Group Entity does not file Returns that it is or may be subject to taxation by that jurisdiction.

               (g) None of the Group Entities (i) has entered into any tax sharing or similar agreement or arrangement (whether or not written and including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) pursuant to which it will have any obligation to make any payments after the Closing with respect to any period commencing after December 31, 1999, or (ii) is liable to taxation chargeable primarily on any other company which is not a Group Entity.

               (h) There are no liens for any Tax on the assets of the Group Entities except for taxes not yet due and payable.

               (i) No Group Entity will be subject to a clawback of any Irish stamp duty relief claimed under the Irish stamp duty legislation nor any capital gains tax deferred under the Irish Taxes Acts by virtue of the entering into and/or completion of this Agreement. To the Knowledge of Seller (limited, however, to actual knowledge), no charge to taxation will arise on, nor will any gain or loss otherwise be recognized by, any Group Entity by virtue of the entering into and/or completion of this Agreement (excluding any charge to taxation that would not arise, and gain or loss that would not be recognized, but for an action of the Buyer after the Closing Date, including, without limitation, an election under Code Section 338).

               (j) To the Knowledge of Seller, each Group Entity is duly registered in any country or jurisdiction where it could legally be subject to the collection or payment of value added Tax ("VAT").

               (k) Complete and correct copies of the Returns set forth in
Schedule 4.15 (to be provided prior to the Closing Date) were made available to the Buyer prior to the date of this Agreement.

               (l) There is no contract, agreement, plan or arrangement of any Group Entity covering any person that, individually or collectively, will give rise to the payment of any amount that would not be deductible by Buyer or its Affiliates by reason of Code Sections 280G or 162(m).

               (m) None of the U.S. Group Entities (i) is required to treat any of their assets as owned by another person pursuant to the "safe harbor" leasing provisions of the Code, (ii) owns assets that are "tax-exempt use property" within the meaning of Code Section 168(h), "tax-exempt bond financed property" within the meaning of Code Section 168(g), "limited use property" (as that term is defined in Rev. Proc. 76-30) or security for debt the interest on which is tax-exempt under Code Section 103(a) or (iii) is required to apply any of the foregoing rules under any comparable U.S. state or local Tax provision.

               (n) No (i) U.S. Group Entity nor any other Person on behalf of any U.S. Group Entity has filed a consent pursuant to Code Section 341(f) or any comparable foreign, state or local Tax provision or agreed to have Code Section 341(f)(2) or any comparable foreign, state or local Tax provision apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by a Group Entity and (ii) UK Group Entity has acquired any of its assets by virtue of a transfer from a group company under Section 171 of the UK Taxation of Chargeable Gains Act 1992.

               (o) No claim has been made under Section 152 of the UK Taxation of Chargeable Gains Act 1992 that affects the amount of the consideration which would be allowable under Section 8 of such Act on a disposal of an asset by a Group Entity.

               (p) No Group Entity has at any time after April 6, 1965 repaid, redeemed or purchased or agreed to repay, redeem or purchase, or granted an option under which it may become liable to purchase, any shares of any class of its share capital nor has any Group Entity after that date capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of a new consideration (within the meaning of Part VI of the UK Income and Corporation Taxes act 1988) or passed or agreed to pass any resolution to do so.

               (q) No indebtedness of any U.S. Group Entity is "corporate acquisition indebtedness" within the meaning of Code Section 279(b), an "applicable high yield discount obligation" within the meaning of Code Section 163(i) or debt on which any portion of the interest thereon is "disqualified interest" within the meaning of Code Section 163(h).

               (r) None of the Group Entities is or has ever been a "United States real property holding corporation," a "controlled foreign corporation," a "personal holding company," a "foreign personal holding company," a "foreign investment company," or a "passive foreign investment company," as each of those terms is defined in the U.S. Code. None of the Group Entities would, for 1999, have constituted a foreign investment company or a passive foreign investment company had it had U.S. shareholders.

               (s) None of the U.S. Group Entities has participated in, or cooperated with, an "international boycott" within the meaning of Code Section 999.

               (t) Each Group Entity that is incorporated in Ireland or is engaged in a trade or business in Ireland (an "Irish Group Entity") has (a) delivered a notice of particulars to the Irish Revenue pursuant to Section 882 of the Taxes Consolidation Act 1997 and (b) complied with the provisions of Chapter 8A of the Taxes Consolidation Act 1997 in respect of all dividends paid and distributions made.

               (u) No Irish Group Entity (a) will be required to make any payment under Section 411 of the Taxes Consolidation Act 1997 for the trading losses surrendered in excess of the amount surrendered or (b) has made any disposals of capital assets which would require Irish Revenue clearance under
Section 980 of the Taxes Consolidation Act 1997.

        4.16 COMPLIANCE WITH LAWS, ETC. To the Knowledge of Seller, except with respect to Environmental Laws, compliance with which is the subject of Section
4.11 hereof: (i) the Group Entities are in compliance with (A) all applicable Laws and (B) all applicable orders, writs, judgments, injunctions, decrees and similar commands of Governmental Authorities and all decisions and awards of any arbitration panel or tribunal, except in each case where noncompliance would have a Material Adverse Effect; and (ii) except as set forth in Section 4.16 of the Disclosure Schedule, since the date of the Audited Vermont Financial Statements and the Bavaria Financial Statements, the Group Entities have not received any notification of any asserted present or past failure by it to comply with such Laws or such orders, writs, judgments, injunctions or decrees.

        4.17 LITIGATION REGARDING THE VERMONT ENTITIES. Except as set forth in
Section 4.17 of the Disclosure Schedule, there are no (i) civil or criminal actions, suits, claims, investigations or legal or administrative or arbitration (or other binding alternative dispute resolution) proceedings pending or, to the Knowledge of Seller, threatened against any Group Entity or any of the Assets that seek damages in excess of $25,000 or which seek equitable relief, or (ii) orders, writs, judgments, injunctions, decrees, awards or similar commands of any Governmental Authority, or any arbitration tribunal or panel, applicable to any Group Entity, except, in each case in this Section 4.17(ii), for those orders, writs, judgments, injunctions, decrees, awards or similar commands which would not have Material Adverse Effect.

        4.18 PERMITS, ETC. Set forth in Section 4.18 of the Disclosure Schedule is a list of all material governmental licenses, permits, certificates or inspection, other authorizations, filings and registrations which are necessary for the Group Entities to own and operate the Business and Assets as presently operated in all material respects (collectively, the "Authorizations"). All the Authorizations have been duly and lawfully secured or made by Seller and Holdings and are in full force and effect and the Group Entities are in material compliance with all such Authorizations. There are no proceedings pending or, to the Knowledge of Seller, threatened to revoke or limit any Authorization. None of Seller, Holdings or the Group Entities have received notice of any violation of any Authorization. Except as set forth in Section 4.18 of the Disclosure Schedule, none of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any of the Authorizations. The Group Entities have made, in a timely manner, all material filings, reports, notices and other communications with the appropriate Governmental Authority, and have otherwise taken, in a timely manner, all other action required to be taken by them, reasonably necessary to secure the renewal of the Authorizations prior to the dates of their respective expirations.

        4.19 EMPLOYEES; LABOR RELATIONS. (a) Except as set forth in Section 4.19 of the Disclosure Schedule (i) the Group Entities (A) are not delinquent in the payment to or on behalf of any past or present Employees of the Group Entities of any wages, salaries, social security premiums, commissions, bonuses, benefit plan contributions or other compensation (including without limitation disability compensation) for all periods prior to the date hereof and (B) are not delinquent in the payment of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rules or regulations or any amount which is due and payable to any workers' compensation claimant or any other party arising under or with respect to a claim that has been filed under state workers' compensation statutes and approved in the ordinary course in accordance with the policies of the Group Entities regarding workers' compensation and/or any applicable state statute or administrative procedure; (ii) there is no labor strike, slowdown or work stoppage in progress against any Group Entity; (iii) no collective bargaining agreement currently exists or is currently being negotiated by any Group Entity; (iv) to the Knowledge of Seller, there has been no request to any Group Entity for collective bargaining on behalf of any Employees not represented currently by a union or from the National Labor Relations Board in respect of any Employees of any Group Entity; (v) to the Knowledge of Seller, no union representation or jurisdictional dispute or question exists respecting any Employees of any Group Entity; (vi) no material dispute exists between any Group Entity and any of their respective sales representatives or, to the Knowledge of Seller, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation; and (vii) to the knowledge of the Seller, there has been no "mass layoff" or "plant closing" as defined by WARN with respect to any of the Group Entities within the six (6) months prior to Closing.

               (b) With respect to Pix SA, Photographie Giraudon SA and iSwoop EURL, and since the respective dates of incorporation thereof, all employer contributions payable to any state social security agency (including, without limitation, L'Union pour le Recouvrement des cotisations de Securite Sociale et d'Allocations Familiales) have been paid in a timely manner.

        4.20 EMPLOYEE BENEFITS.

               (a) Benefit Plans. Section 4.20(a) of the Disclosure Schedule lists each employee benefit plan (within the meaning of Section 3(3) of ERISA) consulting or other compensation agreements, incentive, equity or equity-based compensation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits scheme (within the meaning of Section 611 of the UK Income and Corporation Taxes Act 1988 (the "Taxes Act") personal pension scheme (within the meaning of Section 630 of the Taxes Act) pension or superannuation arrangement stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement which covers any Employee immediately prior to Closing and which is sponsored or maintained or to which contributions are required to be made by (i) Seller, VCG or Holdings or (ii) any other organization which is a member of a controlled group of organizations (within the meanings of Sections 414(b), (c), (m) or (o) of the Code) or an associated employer (within the meaning of Section 590A(3) or (4) of the Taxes Act) of which Seller or Holdings is a member (the "Controlled Group"), such plans described in this sentence being referred to collectively as the "Benefit Plans." Except as set forth on
Section 4.20(a) of the Disclosure Schedule, there are no material employee plans, arrangements, benefit programs or similar plans which cover Employees immediately prior to Closing. Schedule 4.20(a) separately sets forth each Benefit Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans").

               (b) Documents Furnished. Seller and Holdings have made available to Buyer a current, accurate and complete copy of each Benefit Plan specified in
Section 4.20(a) of the Disclosure Schedule and, to the extent applicable, copies of the most recent:

                      (i) determination letter or outstanding request for a determination letter with respect to Benefit Plans intended to be qualified under Section 401(a) of the Code or, as the case may be, Chapters I or IV Part XIV or the Taxes Act; and

                      (ii) Form 5500 with respect to all Benefit Plans, as applicable, for which separate Form 5500's are filed, with all attachments and schedules thereto.

               (c) The Seller has made available to the Buyer copies of all agreements, trust deeds and rules currently governing the UK Benefit Plans together with copies of explanatory literature issued to members of the UK Benefit Plans and a list of the Employees who are members of the UK Benefit Plans with all details relevant to their membership including the basis upon which their entitlements to benefits are calculated.

               (d) Except as set forth on Section 4.20(c) of the Disclosure Schedule, for each Benefit Plan specified below, the following is true:

                      (i) each such Benefit Plan which is intended to qualify under Section 401(a) of the Code as the case may be, Chapters I or IV
        Part XIV or the Taxes Act has received a favorable determination letter as to its qualification under the Code or the Taxes Act, and to the Knowledge of Seller nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification;

                      (ii) with respect to all Benefit Plans, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, and to the Knowledge of Seller there are no threatened actions, suits or claims (other than routine claims for benefits in the ordinary course);

                      (iii) each of the Benefit Plans is, and its administration is and has been since inception, in compliance with ERISA and the Code or equivalent UK laws and regulation, except for such failures to comply which could not reasonably be expected to have a Material Adverse Effect on the Business;

                      (iv) all contributions and other payments required to be made by Seller, VCG, Holdings or any Group Entity to any Benefit Plan under the terms of such Benefit Plan in respect of Employees for any period ending on the Closing have been made;


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                      (v) no employer securities, employer real property or
        other employer property is included in the assets of any Benefit Plan;

                      (vi) no assurance, promise or guarantee (oral or written) has been made or given to an employee who is a member of a UK Benefit Plan of any particular kind or amount of benefits (other than insured death in service benefits) to be provided for or in respect of him on retirement, death or leaving service;

                      (vii) Buyer will not have (x) any obligation to make any contribution to any Multiemployer Plan under which Seller or the Controlled Group had contribution obligations prior to the Closing Date or (y) any withdrawal liability from any such Multiemployer Plan under
        Section 4201 of ERISA;

                      (viii) there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Benefit Plans which would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA;

                      (ix) none of the Seller nor the Controlled Group has terminated any Benefit Plan, or incurred any outstanding liability under
        Section 4062 of ERISA to the PBGC, or to a trustee appointed under
        Section 4042 of ERISA. All premiums due to the PBGC with respect to the Benefit Plans have been paid;

                      (x) neither the Seller nor the Controlled Group or any organization to which Seller is a successor parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA; and

                      (xi) none of the Benefit Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or benefits at the expense of the participant or the participant's beneficiary and each of the Seller and the Controlled Group which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except for such failures to comply which could not reasonably be expected to have a Material Adverse Effect on the Business.

               (e) No Changes. Except as set forth in Section 4.20 of the Disclosure Schedule, on or after the date hereof and before the Closing, no Benefit Plan as it affects the Employees has been, or will be (i) amended in any manner which would materially increase the benefits accrued, or which may be accrued, by any participating or sponsoring employer thereunder or (ii) amended


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in any manner which would increase the cost to Seller, VCG, Holdings, any Group
Entity, or Buyer of maintaining such Benefit Plan except to the extent required by law.

        4.21 POWERS OF ATTORNEY. On the Closing Date, there will be no persons, firms, associations, corporations or business organizations or entities holding general or special powers of attorney from any Group Entity.

        4.22 AGREEMENTS, ETC. Set forth in Section 4.22 of the Disclosure
Schedule is a list of all of the following contracts, agreements, documents, instruments, understandings or arrangements, written or oral, included in the Assets (collectively, the "Material Agreements"):

               (a) Contracts involving the expenditure of more than Two Hundred Thousand Dollars ($200,000) in any instance for the purchase of materials, supplies, equipment or services, specifying those which are not cancelable on thirty (30) days notice without penalty;

               (b) Collective Bargaining Agreements with labor unions;

               (c) Contracts and agreements relating to the leasing (as lessor or lessee) or to the conditional purchase or sale of any property, real, personal or mixed in excess of Two Hundred Thousand Dollars ($200,000) per year;

               (d) Indentures, mortgages, promissory notes, loan agreements, capital leases, security agreements, or other agreements or commitments for the borrowing of money, or the purchase of assets involving deferred payments (in the latter case, involving payments in excess of Two Hundred Thousand Dollars per year), or which otherwise evidence indebtedness for borrowing or which create an Encumbrance on any of the Assets;

               (e) Guarantees of the obligations of a third party or agreements to indemnify third parties;

               (f) Individual employment, severance or consulting agreements or arrangements under which payments were in excess of Two Hundred Thousand Dollars ($200,000) during 1999 or are reasonably projected to exceed Two Hundred Thousand Dollars ($200,000) in 2000;

               (g) Distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contracts or any other contract relating to the payment of a commission under which payments were in excess of Two Hundred Thousand Dollars ($200,000) during 1999 or are reasonably projected to exceed Two Hundred Thousand Dollars ($200,000) in 2000;

               (h) contracts granting a right of first refusal or first negotiation with respect to the capital stock of any Group Entity;

               (i) partnership or joint venture agreements with unaffiliated third parties;


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

               (j) agreements for the acquisition, sale or lease of material properties or assets of any Group Entity since December 31, 1996 which involve payments in excess of Two Hundred Thousand Dollars ($200,000) per year;

               (k) agreements that purport to limit, curtail or restrict the ability of any Group Entity to compete in any geographic area or line of business, except for exclusive distributor or agency agreements pursuant to which a Group Entity is not the distributor or agent;

               (l) agreements between any Group Entity, on the one hand, and Seller, Holdings or Affiliate of Seller or Holdings, or any officer, director or Employee of any Group Entity, on the other hand;

               (m) contracts or agreements with any Governmental Authority which involve payments in excess of Two Hundred Thousand Dollars ($200,000) per year; and

               (n) agreements relating to the license, purchase, right to use or other supply of still photographic images to any Group Entity which involve payments in excess of Two Hundred Thousand Dollars ($200,000) per year.

        True copies of all written Material Agreements, described on Section
4.22 of the Disclosure Schedule have been furnished to the Buyer. Each of the Material Agreements constitutes a valid and binding obligation of the Group Entity party thereto, enforceable in accordance with its terms and is valid and in full force and effect and, except as set forth in Section 4.22 of the Disclosure Schedule, the transactions contemplated hereby will not require the consent of any party thereto or otherwise adversely affect the validity and effectiveness thereof. The Group Entities are not in default in any material respect or alleged to be in default in any material respect under any Material Agreement nor, to the Knowledge of Seller, is any other party to any of the Material Agreements in default of any of its obligations thereunder.

        4.23 CERTAIN MATTERS CONCERNING PIX.

               (a) Pix SA is the resultant company from the merger by absorption of Photographie Giraudon SA by Pix SA having as its effective date January 1, 1999 (the "Merger"). Seller further represents that the Merger (in particular, any and all assessments or valuations made in connection therewith) was effected in compliance with applicable French law and that the Merger has been duly consummated, with retroactive effect to January 1, 1999, and is therefore valid and opposable to third parties. Without in any way limiting the generality of the foregoing, prior to the Merger, the share transfer agreement between Visual Communications Group Limited and Photographie Giraudon SA dated 30 November, 1999, was validly made and duly filed with the clerk's office of the relevant Commercial Court in a timely manner and that, with respect to the Merger, the following formalities were duly complied with in a timely matter:

                      (i) consultation of workers' councils;

                      (ii) draft merger agreement approved by the boards;


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                      (iii) appointment by the Court of a merger auditor;

                      (iv) filing of draft merger agreement with the Commercial Court;

                      (v) publication in a legal newspaper;

                      (vi) appropriate notice to shareholders ;

                      (vii) appropriate notice to creditors;

                      (viii) special report of the boards; and

                      (ix) special report of the merger auditor.

               (b) The actual net value of the assets of Photographie Giraudon SA transferred to Pix SA pursuant to the Merger as compared to the net value of said assets as valued in the Merger does not require adjustment or correction to Pix SA's share capital as presently stated.

               (c) Subsequent to the Merger, Pix SA had no off-balance sheet liabilities other than those disclosed in Section 4.23 of the Disclosure Schedule.

        4.24 INSURANCE. Section 4.24 of the Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by any Group Entity, which policies have been issued by insurers which, to the Knowledge of Seller, are reputable and financially sound and provide coverage for the operations conducted by the Group Entities of a scope and coverage consistent with customary industry practice.

        4.25 ADDITIONAL REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in Section 3.1 and in Sections 4.1 through 4.24 hereof or in the certificates, annexes, Exhibits and Schedules hereto, Seller makes no representations or warranties to the Buyer (including, without limitation, no representations or warranties with respect to financial projections), express or implied, and no representations or warranties by Seller, Holdings or Unicorn to the Buyer shall be deemed to arise hereafter except as set forth (i) in this Agreement and the documents contemplated hereby including any certificates, annexes or schedules executed and/or delivered at the Closing by Seller or Holdings or (ii) in documents otherwise delivered by Seller or Holdings to the Buyer on or after the date of this Agreement that have been executed by Seller or Holdings and which expressly makes representations and warranties to the Buyer.

                                ****************
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

                                PENSION SCHEDULE

1. In this Schedule the following words shall, unless the context otherwise requires, have the following meanings:

        "APPROVAL"                          approval by the Board of Inland
                                            Revenue as an exempt approved scheme
                                            for the purposes of Chapter 1 of
                                            Part XIV of the Income and
                                            Corporation Taxes Act 1988;

        "THE EMPLOYEE MEMBERS"              those employees and directors of the
                                            Vermont Entities who are active
                                            members of the UNM Plans at Closing
                                            (with the exception of those
                                            Employees who are members of the UNM
                                            Plans for life assurance benefits
                                            only);

        "THE PENSION TRANSFER DATE"         1 June 2000 or such other date as is
                                            agreed in writing by the Seller and
                                            the Buyer;

        "THE TRANSITIONAL PERIOD"           the period commencing on the day
                                            immediately following Closing and
                                            ending on the day immediately
                                            preceding the Pension Transfer Date;
                                            and

        "THE UNM PLANS"                     each of:

                                            (a) the United Money Purchase
                                                Pension Plan;

                                            (b) the United Pension Plan; and

                                            (c) the United Magazines Final
                                                Salary Pension Scheme.

2. The Seller and the Buyer shall use their reasonable endeavours to procure the continued participation of the Vermont Entities in the UNM Plans during the Transitional Period for the purpose of the continued membership of the Employee Members.

3. The Buyer undertakes that during the Transitional Period the relevant Vermont Entities will:

3.1 pay contributions determined in accordance with the Rules of the UNM Plans to the Trustees of the UNM Plans by no later than the 14th day of the month following that in which the relevant contributions are due;

3.2 in respect of life assurance benefits for Employee Members of the United Money Purchase Pension Plan and the United Pension Plan, pay contributions equal to 0.5% of pensionable pay to the Trustees of those Plans;


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

3.3 in respect of Mr C Baxendale, pay to the trustees of the United Magazines Final Salary Pension Scheme employer contributions at the rate of 13.1% and employee contributions at the rate of 5% of his pensionable pay;

3.4 not do or omit to do any act or thing which would or might prejudice the Approval of the UNM Plans or the contracted-out status of the United Magazines Final Salary Pension Scheme;

3.5 cooperate with the Seller to ensure that Mr C Baxendale continues to be in contracted out employment in respect of the United Magazines Final Salary Pension Scheme.

4. The Seller undertakes that during the Transitional Period it will take no voluntary action and shall use its reasonable endeavours to procure that no action is taken to wind-up the UNM Plans or alter the provisions of the UNM Plans to the detriment of the Employee Members or the Buyer or the Vermont Entities without the prior written consent of the Buyer which will not be withheld unreasonably.

5. The Buyer shall arrange for those of the Employee Members who are still in the employment of the Vermont Entities on the Pension Transfer Date to be offered membership of a group personal pension arrangement with effect from the Pension Transfer Date.

6. Notwithstanding that an Employee Member may not have been a member of a UNM Plan for two years and therefore have no legal entitlement to preserved benefits under Chapter IV of the Pension Schemes Act 1993, the Seller shall use its reasonable endeavours to procure that the trustees of the relevant UNM Plan will treat such an Employee Member as being so entitled.

7. The Seller hereby agrees with the Buyer (contracting for itself and as trustee for the Vermont Entities) to indemnify the Buyer and the Vermont Entities against all losses, costs, expenses, damages, liabilities, demands, claims, actions and proceedings which may be suffered or incurred by or made or brought against the Buyer or the Vermont Entities directly or indirectly in connection with or as a consequence of the application of section 75 of the Pensions Act 1995 and any regulations made thereunder in relation to the United Magazines Final Salary Pension Scheme.


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